[EXECUTION VERSION]

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as of October 4, 2014, is made and entered into by and between LOGAN’S ROADHOUSE, INC. (the “Company”), ROADHOUSE HOLDING INC. (the “Parent”) and SAMUEL NICHOLAS BORGESE (“Executive”).

WITNESSETH:

WHEREAS, Parent and the Company have agreed that, effective on October 4, 2014, the Executive will assume the position of President and Chief Executive Officer of Parent and the Company, and Parent, the Company and the Executive now desire to enter into this Agreement so as to establish the terms and conditions of Executive’s employment.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	EMPLOYMENT.

Subject to the terms and conditions of this Agreement, effective as of October 4, 2014 (the “Effective Date”), each of Parent and the Company hereby employs Executive as its President and Chief Executive Officer.

2.	DURATION OF AGREEMENT.

This employment shall begin as of the Effective Date, and shall continue until it terminates pursuant to the terms of one of Sections 5, 6, 7, 8 or 9 of this Agreement. The specified period during which Executive is employed is the “Term.”

3.	POSITION AND DUTIES.

3.1.    Position. During the Term, Executive shall serve as President and Chief Executive Officer of Parent and the Company and as a member of the Board of Directors of Parent (the “Parent Board”) and of the Board of Directors of the Company (the “Company Board”) for so long as the Executive is the then duly elected and acting Chief Executive Officer. During the Term, Executive shall report to the Parent Board and shall perform such duties and responsibilities as may be prescribed from time-to-time by the Parent Board, which shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business. From time to time during the Term, Executive also may be designated to such other offices within Parent or its subsidiaries as may be necessary or appropriate for the convenience of the businesses of Parent and its subsidiaries.

3.2.    Full-Time Efforts. Except as provided in Section 3.3 below, during the Term, Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote his full-time best efforts to the business and affairs of the Company and its subsidiaries and affiliates. During the Term, Executive agrees to promote the best interests of the Company and to take no action that damages the public image or reputation of the Company or its subsidiaries or affiliates.

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3.3.    No Interference With Duties. During the Term, Executive shall not (i) engage in any activities, or render services to or become associated with any other business; (ii) serve on any board of directors of other corporations or entities unless approved by the Parent Board, or; (iii) devote time to other occupations or activities which would inhibit or otherwise interfere with the proper performance of his duties unless approved by the Parent Board; provided, however, that it shall not be a violation of this Agreement for Executive to (A) serve on the board of directors of El Pollo Loco, Inc. (and attend up to five (5) board of directors meetings per year and board calls on an as needed basis); (B) provide up to three (3) months consultation (primarily by telephone) with Executive’s former employer for the purpose of ensuring an orderly transition to new management;
(C) devote reasonable periods of time to charitable and community activities and industry or professional activities; or (D) manage personal business interests and investments, in the case of each of (A) through (D), so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement, and do not violate Section 12 of this Agreement.

3.4.    Work Standard. During the Term, Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement, and all reasonable and applicable work policies, procedures and rules as may be issued by the Company. Executive also agrees that he shall use his best efforts to comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.

4.	COMPENSATION AND BENEFITS.

4.1.    Base Salary. During the Term, subject to the terms and conditions set forth in this Agreement, the Company shall pay Executive, and Executive shall accept, an annual salary (“Base Salary”) in the amount of $650,000. The Base Salary shall be paid in accordance with the Company’s normal payroll practices and may be increased from time to time at the sole discretion of the Parent Board, the Company Board or the Compensation Committee of either of them (the “Committee”).

4.2.    Incentive, Savings and Retirement Plans. During the Term, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company (“Peer Executives”), and on the same basis as such Peer Executives, except as to benefits that are specifically applicable to Executive pursuant to this Agreement. Without limiting the foregoing, the following provisions shall apply with respect to Executive:

4.2.1
Incentive Bonus. During the Term, Executive shall be entitled to an annual bonus, the amount of which shall be determined by the Committee and which shall be based upon Executive’s performance and the Company’s operating results during such year as determined by the Committee; provided, however, that it is specifically acknowledged and agreed that Executive’s “target” bonus shall be equal to one hundred percent (100%) of Executive’s Base Salary. The amount of, and performance criteria with respect to, any such bonus in any year shall be determined in accordance with a formula to be agreed upon by Parent and Executive and approved by the Committee that reflects the financial and other performance of the Company and the Executive’s contributions thereto. Notwithstanding anything to the contrary in this Section 4.2.1, the annual bonus payable to Executive in respect of

Parent’s current fiscal year (which ends in July 2015) shall be at least $325,000 and the performance criteria applicable to the bonus payable in respect of such fiscal year shall be as separately provided to Executive.

4.2.2
Welfare Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (“Welfare Plans”) to the extent applicable generally to Peer Executives which are consistent with the Company’s policies in effect from time to time. The Company understands that Executive intends to propose that the Company adopt an ACA approved medical gap insurance program, and, when proposed, the Company (acting through its Board of Directors) will consider in good faith whether adoption of such a program is in the best interests of the Company.

4.2.3
Vacation. During the Term, Executive shall be entitled to five weeks of paid vacation annually or such higher amount as is commensurate in relation of the senior most executives of the Company. The timing of paid vacations shall be scheduled in a reasonable manner by the Executive.

4.2.4
Business Expenses. During the Term, Executive shall be reimbursed for all reasonable business expenses incurred in carrying out the work hereunder. Executive shall follow the Company’s expense procedures that generally apply to other Peer Executives in accordance with the policies, practices and procedures of the Company to the extent applicable generally to such Peer Executives.

4.2.5
Relocation Expenses. Executive shall be reimbursed by the Company for the following relocation expenses: (i) the reasonable costs incurred in moving his personal property from New York to Nashville; (ii) the reasonable cost of airfare from New York to Nashville, lodging, automobile rental, and meals during the period prior to Executive’s settlement on a new home in Nashville; and (iii) the cost of two round-trip airfares, automobile rental and meals associated with trips for Executive’s spouse to locate suitable permanent housing in Nashville.

4.2.6
Perquisites. During the Term, Executive shall be entitled to receive such executive perquisites, fringe and other benefits as are provided to the senior most executives and their families under any of the Company’s plans and/or programs in effect from time to time (and consistent with the Company’s policies) and such other benefits as are customarily available to Peer Executives.

4.3.	Equity and Long-Term Incentive Compensation.

4.3.1	Additional Bonus. The Executive shall be entitled to receive an additional bonus as set forth on Exhibit A to this Agreement subject to the terms and conditions set forth in such Exhibit.

4.3.2
Nonqualified Stock Option Grant. Effective as of the date of this Agreement, Parent shall grant Executive two options, pursuant to and subject to the terms of Parent’s Stock Incentive Plan (the “Options”). The first of the Options (referred to as the “Tranche A

Options”) shall be an option to purchase 120,000 shares of common stock, par value $0.01 per share, of Parent (such shares, the “Common Stock”) at a per share exercise price of $50.00. The second of the Options (referred to as the “Tranche B Options”) shall be an option to purchase 240,000 shares of Common Stock at a per share exercise price of $100.00. The Options shall be evidenced by the form of Stock Option Agreement attached hereto as Exhibit B. The Options shall be subject to the time-based and performance-based vesting conditions set forth in the Stock Option Agreement; provided, that, notwithstanding the time-based vesting conditions set forth in the Stock Option Agreement, in the event that (x) Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason (as these terms are defined in this Agreement) and (y) fewer than the Minimum Number (as defined below) of Options have satisfied the applicable time- based vesting condition, then a number of additional Options shall be deemed to have satisfied the applicable time-based vesting condition equal to (I) the Minimum Number minus (II) the number of Options as to which the time-based vesting condition are satisfied immediately prior to the date of termination (in each case applied separately to the Tranche A Options and the Tranche B Options). For this purposes, the “Minimum Number” means that number equal to 120,000 (in the case of the Tranche A Options) or 240,000 (in the case of the Tranche B Options) multiplied by a fraction, the numerator of which is the number of consecutive three- month periods elapsed since the first anniversary of the date of grant of the Options and the denominator of which is sixteen (16).

4.3.3
Key Employee EIP. The Company and Executive shall cooperate to develop an equity incentive plan for the other members of the management team intended to attract and retain key employees for the Company.

4.3.4
Share Purchase. For the thirty (30) day period following the date on which the Option is granted, Parent shall provide Executive with the right to purchase a number of shares of Common Stock as may be mutually agreed at the fair market value of the Common Stock in effect at the time of purchase. In connection with such purchase, Executive shall execute and deliver Joinder Agreements to the Stockholders Agreement and Registration Rights Agreement of Parent, both of which are attached hereto as, respectively, Exhibit C and Exhibit D.

5.	TERMINATION FOR CAUSE.

Executive’s employment with Parent and the Company may be terminated immediately at any time by Parent without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except Base Salary through the date of termination and benefits through the date of termination under any plan or agreement covering Executive which shall be governed by the terms of such plan or agreement, under the following conditions, each of which shall constitute “Cause” or “Termination for Cause”:

(a)
Executive’s substantial and repeated failure to perform substantially his duties as an employee of the Company or any of its subsidiaries or affiliates that continues for a period of 10 days after Executive has received written notice from the Parent’s Board of the specific duties that the Executive is failing to perform;

(b)	Executive’s personal dishonesty, fraud, or willful misconduct in the management of Parent’s business lines, or material violation of the Company’s race or gender anti-

harassment policies;

(c)
any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony, or any willful or material violation by Executive of any federal, state or foreign securities laws;

(d)
any conviction of any other criminal act or act of material dishonesty, fraud or misconduct by Executive, in each case, that is materially injurious to the property, operations, business or reputation of the Company or any of its subsidiaries or affiliates; or

(e)
the willful and material breach by Executive of any written covenant or agreement with the Company or any of its subsidiaries or affiliates not to disclose any confidential information or not to compete with the Company or any of its subsidiaries or affiliates.

The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than 57% of the entire membership of the Parent Board at a meeting of the Parent Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Parent Board), finding that, in the good faith opinion of such Parent Board, Executive is guilty of the conduct described in any one or more of subsections (a) through (e) above, and specifying the particulars thereof in detail.

6.	TERMINATION UPON DEATH.

Notwithstanding anything herein to the contrary, this Agreement shall terminate immediately upon Executive’s death, and Parent and the Company shall have no further liability to Executive or his beneficiaries under this Agreement, other than for payment of the Accrued Obligations (as defined in Section 9(a)(1)) and the timely payment or provision of any benefits available to Executive pursuant to any Company plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death. The rights of the Executive’s estate with respect to stock options and all other benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

7.	DISABILITY.

If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with Parent and the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, Executive shall not have returned to full-time performance of Executive’s duties (as determined by the Parent Board in its reasonable discretion) within the 30 days after such receipt. If Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 9(a)(1)) and Executive’s continued ability to participate in the Company’s medical program pursuant to Section 9(a)(4) below, including without limitation benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date. The rights of the Executive with respect to stock options and all other benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

For purposes of this Agreement, “Disability” shall mean: (i) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (ii) if no such plan is then in effect or the plan does not apply to Executive, the inability of Executive, as determined by the Parent Board in its reasonable discretion, to perform the essential functions of his regular duties and responsibilities, after reasonable accommodation, due to physical or mental illness which has lasted (or can reasonably be expected to last) for a period of ninety consecutive days or a total of 180 days during any 12-month period.

8.	EXECUTIVE’S TERMINATION OF EMPLOYMENT.

Executive’s employment may be terminated at any time by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken without Executive’s consent:

(a)	A material diminution of the scope of Executive’s duties or responsibilities;

(b)	A reduction in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time;

(c)
A reduction in Executive’s bonus opportunities or equity compensation opportunities (when compared with the levels of opportunity then applicable to the Peer Executives) which is arbitrary and without business justification;

(d)	Parent or the Company moves Executive’s primary work site outside a 25-mile radius from Executive’s then primary work site;

(e)	The material breach by Parent or the Company of any provision of this Agreement which is not cured by Parent or the Company within thirty (30) days written notice by Executive; or

(f)
The failure of any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Parent or the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent or the Company would be required to perform it if no such succession had taken place.

Good Reason shall not include Executive’s death or Disability. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that Executive raises to the attention of the Parent Board any circumstance he believes in good faith constitutes Good Reason within thirty (30) days after occurrence or be foreclosed from raising such circumstance thereafter. Parent shall have an opportunity to cure any claimed event of Good Reason (other than under subsection (f) above) within 10 days of notice from Executive.

If Executive terminates his employment for Good Reason, subject to the execution,

effectiveness and non-revocation of the Release attached hereto as Annex 1 and made a part hereof (the “Release”) and only for so long as the Executive has not breached the provisions of the Release or breached the provisions of Section 12, he shall be entitled to the same benefits on the same terms as he would be entitled to under Section 9 as if terminated without Cause. If Executive terminates his employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (as defined in Section 9(a)(1)).

9.	TERMINATION WITHOUT CAUSE.

If Executive’s employment is terminated by Parent and the Company without Cause prior to the expiration of the Term (it being understood by the parties that termination by death or Disability shall not constitute termination without Cause), then Executive shall be entitled to the following benefits, subject to the execution, effectiveness and non-revocation of the Release and only for so long as the Executive has not breached the provisions of the Release or breached the provisions of Section 12.

(a)	The Company shall pay to Executive the following amounts:

(1)
in a lump sum in cash within 30 days, the sum of (i) Executive’s Base Salary through the date of termination to the extent not theretofore paid, (ii) any accrued expenses and vacation pay to the extent not theretofore paid, and (iii) unless Executive has elected a different payout date in a prior deferral election, any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) to the extent not theretofore paid (the sum of the amounts described in subsections (i), (ii) and (iii) shall be referred to in this Agreement as the “Accrued Obligations”);

(2)
a pro-rata portion of Executive’s incentive bonus payable under Section 4.2.1 for that portion of the fiscal year through the date of termination (provided that this incentive bonus will not be paid until such time as the Company pays annual bonuses to its other executives and such bonus shall be based upon the Executive’s target bonus amount with regard to actual Company performance for the fiscal year in which the date of termination occurred) (the “Pro Rata Bonus”);

(3)
in installments ratably over twelve (12) months following the date of termination (the “Severance Period”) in accordance with the Company’s normal payroll cycle and procedures and subject to Section 9(d), the amount equal to the sum of twelve (12) months of the Executive’s annual Base Salary in effect as of the date of termination (the “Installment Termination Payment”); and

(4)
subject to Section 9(d), continued participation in the medical insurance programs in effect on the date of termination of employment at active employee rates for the twelve (12) month period following Executive’s date of termination.

(b)
With respect to Section 9(a)(3), the Company may, at any time and in its sole discretion, make a lump sum payment of all amounts, or all remaining amounts, due to Executive as part of the Installment Termination Payment, to the extent that such payment can be made in compliance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and without causing the payment to be subject to any additional tax imposed under Section 409A of the Code.

(c)	If Executive’s employment is terminated pursuant to this Section 9, Parent and the Company shall have no further obligations to Executive, other than for payments provided pursuant to this Section 9.

(d)
The amounts payable pursuant to this Section 9 shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period. If Executive accepts other employment, all of Executive’s rights to benefits under Section 9(a)(4) from Company Welfare Plans shall immediately cease and all compensation earned by the Executive from services as an officer, consultant or employee of any other business or organization during the first twelve (12) months following termination of employment hereunder shall be offset against and reduce any severance payments required to be paid to Executive under this Agreement.

(e)	Release; Timing of Payment.

(1)
Notwithstanding any other provision of this Agreement, the Pro Rata Bonus and the Installment Termination Payment shall not be payable under this Agreement unless and until Executive executes the Release within thirty (30) days following the date of termination and such release has become irrevocable (the “Revocation Period”); provided, that Executive shall not be required to release any indemnification rights.

(2)
Any installments of the Installment Termination Payment previously due but not paid under Section 9(a)(3) shall be paid on the 45th day following the date of termination, and the Pro Rata Bonus shall be paid at the time specified in Section 9(a)(2), in each case provided the release is irrevocable before the end of the Revocation Period.

10.	COSTS OF ENFORCEMENT.

If either party brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the ultimate prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees and any costs and required disbursements previously paid by such prevailing party.

11.	PUBLICITY; NO DISPARAGING STATEMENT.

Executive, Parent and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships during and after the term of Executive’s employment with the Company.

12.	BUSINESS PROTECTION PROVISIONS.

12.1.    Preamble. As a material inducement to Parent and the Company to enter into this Agreement, and in recognition of the valuable experience, knowledge and proprietary information

Executive will gain from his employment with the Company, Executive warrants and agrees he will abide by and adhere to the following business protection provisions in this Section 12 and all sections thereof.

12.2.    Definitions. For purposes of this Section 12 and all sections thereof, the following terms shall have the following meanings:

(a)“Competitive Position” shall mean any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity engaged in the casual dining steakhouse and/or roadhouse restaurant business, whereby Executive is required to or does perform services (including, without limitation, advising or otherwise providing information) on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which Executive participated or that he directed or oversaw, or which Executive obtained experience, while employed by the Company.

(b)“Confidential Information” shall mean any data, information, documents or materials (whether oral, written, electronic or in any other form or medium) owned by or pertaining to, or used or held for use in the business of, the Company or any of its affiliates (including, without limitation, the business of the Company or any of its affiliates), including, without limitation, “Trade Secrets” (as defined below), which are not generally known to the competitors of the Company. Confidential Information shall also include: (i) any items that the Company has marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential;
(ii) Work Product; and (iii) Third Party Confidential Information that has been obtained by the Company or its affiliates from any third party subject to a duty on the Company and/or its affiliates to maintain the confidentiality of such information. “Confidential Information” shall not include such portions of any information that are or become generally known to and available for use by the public other than as a result of any act or omission of Executive or otherwise as a result of Executive’s breach of any term or condition of this Agreement.

(c)“Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)“Restricted Period” shall mean twelve (12) months following termination of Executive’s employment hereunder (whether initiated by the Company or Executive); provided, however, that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the twelve (12) month period following termination of Executive’s employment hereunder that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Section 12 or any sections thereof, the purpose of this provision being to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities.

(e)	“Territory” shall mean the United States of America.

(f)“Third Party Confidential Information” shall mean the proprietary or confidential data, information, documents and/or materials (whether oral, written, electronic or in any other form or medium) owned by or pertaining to, or used or held for use in the business of, third parties. Confidential Information shall also include any data, information, documents and/or materials of any third party that the Company has marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.

(g)“Trade Secrets” shall mean information or data of or about the Company or any of its affiliates, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (3) any other information which is defined as a “trade secret” under applicable law.

(h)“Work Product” shall mean all work product, data, documentation, “know-how,” trade secrets, ideas, concepts, plans, inventions, improvements, innovations, techniques, discoveries, methods, processes, developments, techniques, drawings, designs, models, data, programs, software, firmware, works and other intellectual property or proprietary rights, and all similar or related information (whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or to practice) relating to the Company or any of its affiliates (including, without limitation, the business of the Company or any of its affiliates) that were conceived, reduced to practice, discovered, created, made, written, revised or developed by Executive (either solely or jointly with others) during the term of his employment with the Company. “Work Product” shall not include any works or other intellectual property or proprietary rights that Executive conceived, reduced to practice, discovered, created, made, wrote, revised or developed entirely on his own time and without the use of any facilities or resources (including, without limitation, any materials, equipment, supplies or Confidential Information) of the Company or any of its affiliates, unless such works and other intellectual property or proprietary rights (i) relate to the business of the Company or any of its affiliates, (ii) have been used, or provided by Executive for use, in the business of the Company or any of its affiliates, or (iii) result from any work performed by Executive for the Company or any of its affiliates.

12.3.	Nondisclosure: Ownership of Proprietary Property.

(a)In recognition of the need of the Company and its affiliates to protect its legitimate business interests, Confidential Information and Trade Secrets, and the importance and value thereof to the business, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all other Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, provide access, disseminate, reproduce, copy, misappropriate or otherwise communicate (in any form or medium) any Trade Secrets or other Confidential Information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process; provided that (i) Executive provides prior written notice to the Company of such requirement, (ii) no more information is disclosed than is required, and (iii) Executive cooperates, at the Company’s cost, with the Company to obtain a protective order or similar confidentiality treatment. Executive shall be bound by the confidentiality and other obligations under this Section 12.3 during and after the term of his employment with the Company.

(b)Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and other Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure, access or use of any Trade Secrets or other Confidential Information of which Executive becomes aware. Executive shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property or other Work Product protection or other rights in any of the Trade Secrets or other Confidential Information, if and as may be requested by the Company from time to time.

(c)Executive acknowledges and agrees that, as between the Executive, on the one hand, and Parent and the Company on the other hand, all Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Executive currently has, or may have at any time hereafter, by operation of law or otherwise in or to any Work Product on a worldwide basis and without further consideration, including, without limitation, all patents, copyrights, trademarks, service marks, logos and other marks (and the goodwill associated therewith), trade secrets, know-how and other intellectual property rights. Executive agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments and to take such actions which the Company may deem necessary or appropriate, as may be requested by the Company from time to time, to evidence, effect, record, maintain, protect and/or enforce the rights granted herein and/or to vest complete title and ownership of any and all Work Product, including, without limitation, all associated intellectual property and other rights therein and thereto, exclusively in the Company. Executive shall make prompt and full disclosure to the Company of all Work Product that is conceived, reduced to practice, created, made, written or developed (either solely or jointly with others) during the term of his employment with the Company or through the use of any facilities or resources (including, without limitation, any materials, equipment, supplies or Confidential Information) of the Company or of any of its affiliates. In connection with any activities conducted by Executive during the term of his employment with the Company (i) for the Company or any of its affiliates, (ii) utilizing any facilities or resources (including, without limitation, any materials, equipment, supplies or Confidential Information) of the Company or of any of its affiliates, or (iii) that relate to the business of the Company or any of its affiliates, Executive shall not use or incorporate in any products or services or in any designs, plans or other Work Product, or disclose or provide to any other third party or Entity employed or engaged by, or who is otherwise performing services for, the Company or any of its affiliates, any works or other intellectual property or proprietary rights except for (x) works or other intellectual property or proprietary rights that are owned by the Company or any of its affiliates, or (y) without limiting the foregoing subsection (x), works or other intellectual property or proprietary rights that Executive has the right, power and authority to assign (as it is required to do pursuant to this Agreement) to the Company all right, title and interest therein and thereto, or (z) are generally known to and available for use by the public without any restrictions or obligations whatsoever to any person or Entity.

12.4.    Non-Interference With Executives. Executive recognizes and acknowledges that, as a result of his employment by the Company, he will become familiar with and acquire knowledge of

Confidential Information and certain other information regarding the other executives and employees of the Company and its subsidiaries and affiliates. Therefore, Executive agrees that, during the Term or during the Restricted Period, Executive shall not encourage, solicit or otherwise attempt to persuade any person in the employment of the Company to end his/her employment with the Company or to violate any confidentiality, non-competition, employment or other agreement that such person may have with the Company or any policy of the Company. Furthermore, neither Executive nor any person acting in concert with the Executive nor any of Executive’s affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of the Company or any of its subsidiaries or affiliates unless that person has ceased to be an employee of the Company for at least six (6) months.

12.5.    Non-competition. Executive covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Term or during the Restricted Period. Executive and Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of Company and its subsidiaries and affiliates due to Executive’s status and reputation in the industry and the knowledge to be acquired by Executive through his association with business of the Company and its subsidiaries and affiliates and the public’s close identification of Executive with Company and Company with Executive. Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Executive will receive employment with and other benefits from the Company in accordance with this Agreement.

12.6.	Remedies; Enforcement.

(a)Executive understands and acknowledges that his violation of this Section 12 or any section thereof would cause irreparable harm to Company, and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, disclosure of Confidential Information or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Section 12 or any section thereof, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive. Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Executive. If any part of this Section 12 or any section thereof is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain severance payments are being agreed to in reliance upon Executive’s compliance with this Section 12 during and after termination of his employment, in the event Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Section 8 or 9(a)(3)) shall be forfeited and the Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach.

(b)Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, and without limiting the foregoing, if any court determines that any of the covenants set forth in Section 12 or any section thereof are overbroad under applicable law in time, geographical scope or otherwise, the parties to this Agreement specifically agree and authorize such court to rewrite this Agreement to reflect the maximum time, geographical and/or other restrictions permitted under applicable law to be reasonable and enforceable.

13.	RETURN OF MATERIALS.

Upon Executive’s termination, or at any point after that time upon the specific request of the Company, Executive shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its affiliates, including, without limitation, any originals, copies and abstracts constituting or containing any intellectual property, Trade Secrets or other Work Product or other Confidential Information in Executive’s possession or control (in whatever form or medium).

14.	GENERAL PROVISIONS.

14.1.    Amendment. This Agreement may be amended or modified only by a writing signed by both of the parties hereto.

14.2.    Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns.

14.3.    Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

14.4.    Indemnification and Insurance. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any affiliate. In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its best efforts to maintain such insurance, in not less than its present limits, in effect throughout the term of the Executive’s employment.

14.5.    No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Executive may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company. Notwithstanding the foregoing, the provisions in Sections 5 through 9 regarding benefits that the Executive will receive upon his employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company, except with regard to any rights the Executive may have pursuant to COBRA.

14.6.    Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

14.7.    Notices. All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, or sent by facsimile, as follows:

If to Parent or the Company to:

Logan’s Roadhouse, Inc.
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204
Fax: (615) 885-9057
Attention: Corporate Secretary/General Counsel

If to Executive, to the address most recently on file with the Company (which Executive shall promptly update as necessary from time to time)

All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by facsimile or courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if personal delivery. Either party hereto may change the address to which notice is to be sent hereunder by written notice to the other party in accordance with the provisions of this Section.

14.8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee (without giving effect to conflict of laws).

14.9.    Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein; and this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company that relates to the same subject matter.

14.10.    Assignment. This Agreement may not be assigned by Executive without the prior written consent of the Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

14.11.    Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

14.12.    Section Headings. The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

14.13.    Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.

14.14.    Voluntary Agreement. Executive and Company represent and agree, that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement. Executive further represents to the Company that Executive’s execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that Executive has with or to any person or entity including, but not limited to, any prior employer.

14.15.    Applicability of Section 409A of the Code. To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursement shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. With respect to any amounts of deferred compensation subject to Section 409A of the Code, reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement effective as of the Effective Date.

LOGAN 'S ROADHOUSE, INC.

By:
Its:

ROADHOUSE HOLDI NG INC.

By: /s/ Amy Bertauski
Its: Treasurer and Secretary

EXECUTIVE

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute, this Agreement effective as of the Effective Date.

LOGAN 'S ROADHOUSE, INC.

By:
Its:

ROADHOUSE HOLDI NG INC.

By:
Its:

EXECUTIVE
/s/ Samuel Borgese
Samuel Nicholas Borgese

Annex 1

MUTUAL RELEASE

THIS MUTUAL RELEASE (“Release”) is made and entered into by and between SAM BORGESE (“Executive”) and LOGAN’S ROADHOUSE, INC., and its successor or assigns (“Company”).

WHEREAS, Executive and Company have agreed that Executive’s employment with the Company shall terminate on    ;

WHEREAS, Executive and Company have previously entered into that certain Employment Agreement, effective as of October 4, 2014 (the “Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service he has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.Claims Released By Executive Under This Agreement. In exchange for receiving the severance benefits described in Sections 8 or 9 of the Agreement, and except as provided in Section 3 below, to the maximum extent permitted by law, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against (i) the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys and (ii) Kelso & Company, L.P., and those affiliates of Kelso & Company, L.P. which hold a direct and/or indirect interest in the Company and which serve as the general partner or managing member of any such vehicles or of the general partner or managing members of such vehicles, and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Releasees”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of his employment with Company, including but not limited to:

(a)claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (as amended), the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the National Labor Relations Act, the Labor Management

Relations Act, any applicable Executive, Orders, the Rehabilitation Act of 1973, or the Executive Retirement Income Security Act;

(b)claims for violations of any other federal, state, or local statute or regulation or local ordinance;

(c)claims for lost or unpaid wages, compensation, or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation (not including fraud), conversion, tortious interference, breach of contract, or breach of fiduciary duty;

(d)claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any other similar type plan sponsored by the Company; or

(e)	any other claims under state law arising in tort or contract.

2.Claims Released by Company Under This Agreement. As inducement for receiving Executive’s release hereunder, and except as provided in Section 3 below, Company hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Company ever had, may have or now has against Executive, arising out of or relating to (directly or indirectly) Executive’s employment or the termination of his employment with Company, including but not limited to:

(a)    claims for violations of any federal or state statute or regulation or local ordinance;

(b)    claims related to compensation or benefits, defamation, intentional or negligent infliction of emotion distress, assault, battery, misrepresentation (not including fraud, conversion, tortious interference, breach of contract or breach of fiduciary duty);

(c)    claims related to benefits under any bonus, severance, workforce reduction, early retirement, outplacement, or any similar type plan sponsored by Company; or

(d)	any other claims under state law arising in tort or contract.

3.Claims Not Released Under This Agreement. In signing the Release given in Section 1 hereof, Executive is not releasing any claims that may arise under the terms of the Agreement, that enforce his rights under the Agreement, that arise out of events occurring after the date Executive executes this Release, that arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, that arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, or that relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise. However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Nothing in this Agreement shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of the law; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the investigation or prosecution of such potential violation. In signing the Release given in Section 2 hereof, the Company is not releasing any claims relating to acts or omissions to act by Executive that constitute willful misconduct, gross negligence or crimes.

4.No Assignment of Claim. Executive represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any party prior to the date of this Release.

5.Compensation. In accordance with the Agreement, the Company agrees to pay Executive, or if he becomes eligible for payments under Sections 8 or 9 but dies before receipt thereof, his spouse or his estate, as the case may be, the amount provided in Sections 8 or 9 of the Agreement.

6.No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

7.Voluntary Execution. Executive warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Release, including his attorney and accountant or tax advisor prior to his signing it; that he has been advised to consult with an attorney prior to signing this Release; that this Release represents written notice to do so; that he has been given the opportunity and all periods of time required by law to seek such advice; and that he fully understands the meaning and contents of this Release. He further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is voluntary and genuine. EXECUTIVE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS RELEASE AND THAT HIS EXECUTION OF THIS RELEASE LESS THAN 21 DAYS FROM ITS RECEIPT FROM THE COMPANY WILL REPRESENT HIS KNOWING WAIVER OF SUCH 21-DAY CONSIDERATION PERIOD. EXECUTIVE FURTHER UNDERSTANDS THAT HE SHALL BE PROVIDED WITH A PERIOD OF SEVEN (7) DAYS FOLLOWING HIS EXECUTION OF THIS RELEASE TO REVOKE SUCH RELEASE.

[signature page follows]

Acknowledged and Agreed To: “COMPANY”
LOGAN’S ROADHOUSE, INC.

By:      Name:      Title:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Samuel Nicholas Borgese

Date:

Exhibit A

Terms of Additional Bonus

The Executive shall be entitled to be paid the Additional Bonus (as defined below) on the first date on which the Per Share Actual Value exceeds the Per Share Floor Value (as each of these terms is defined in the “Tranche A” form of Nonqualified Stock Option Agreement to which the Executive is a party) (the “Triggering Date”). The Company shall pay the Executive the Additional Bonus (less applicable withholding taxes) on the first payroll date following the Triggering Date. For avoidance of doubt, (1) the Executive shall be entitled to the Additional Bonus if such performance criteria are met without regard to whether a Vesting Event (as defined in the Stock Option Agreement) has also occurred on the Triggering Date, and (2) the determination of the amount of the Per Share Actual Value shall take into account the liability for the Additional Bonus. For purposes of this Exhibit A:

(1)The “Additional Bonus” shall mean a lump sum cash payment equal to the product of (x) the Applicable Percentage and (y) $6 million.

(2)	The “Applicable Percentage” shall have the following meaning:

(a)If the Executive has remained continuously employed with Parent or a subsidiary from the Effective Date through the Triggering Date, the Applicable Percentage is 100%;

(b)If the Executive’s employment terminates prior to the Triggering Date and such termination (x) is by the Executive or by the Company (other than for Cause) and occurs prior to the third anniversary of the Effective Date or (y) is by the Company at any time for Cause, the Applicable Percentage shall be 0%;

(c)If the Executive’s employment terminates prior to the Triggering Date and such termination is by the Executive or by the Company (other than for Cause) and occurs on or after the third anniversary of the Effective Date and before the fourth anniversary of the Effective Date, the Applicable Percentage shall be 33.3%;

(d)If the Executive’s employment terminates prior to the Triggering Date and such termination is by the Executive or by the Company (other than for Cause) and occurs on or after the fourth anniversary of the Effective Date and before the fifth anniversary of the Effective Date, the Applicable Percentage shall be 66.7%; and

(e)If the Executive’s employment terminates prior to the Triggering Date and such termination is by the Executive or by the Company (other than for Cause) and occurs on or after the fifth anniversary of the Effective Date, the Applicable Percentage shall be 100%;

provided, that, notwithstanding the calculation of the Applicable Percentage as aforesaid, in the event that (x) Executive’s employment is terminated by the Company without Cause or by Executive with Good Reason (as these terms are defined in this Agreement) and (y) the Applicable Percentage is less than the Minimum Percentage as of the date of termination, then the Applicable Percentage shall be equal to the Minimum Percentage as of the date of termination. For this purposes, the “Minimum Percentage” means a fraction (expressed as a percentage), the numerator of which is the number of consecutive three-month periods elapsed since the first anniversary of the Effective Date and the denominator of which is sixteen (16).

Exhibit B

Form of Stock Option Agreement

[attached]

[EXECUTION COPY]

ROADHOUSE HOLDING INC. NONQUALIFIED STOCK OPTION AGREEMENT
(Tranche A)

NON-QUALIFIED STOCK OPTION AGREEMENT, dated as of October 4, 2014, between Roadhouse Holding Inc., a Delaware company (the “Company”), and the Participant whose name appears on the signature page hereof (the “Participant”), pursuant to the Roadhouse Holding Inc. Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Participant has agreed to commence to serve as the Chief Executive Officer of the Company and, in connection therewith, the Company and the Participant have entered into an Employment Agreement, dated as of October 4, 2014 (the “Employment Agreement”);

WHEREAS, the Company desires to grant options to purchase its common shares, par value $0.01 per share (the “Shares”), to certain Employees and directors of the Company;

grants; and

WHEREAS, the Company has adopted the Plan in order to effect such

WHEREAS, the Committee has determined that it is in the interest of the Company to grant these options to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.Confirmation of Grant, Option Price.

(a)Confirmation of Grant. The Company hereby evidences and confirms the grant to the Participant, effective as of the date hereof (the “Grant Date”), of options to purchase from the Company 120,000 Shares (the “Options”).

(b)Option Price. The Options shall have an option price of $50.00 per share (the “Option Price”), which is not less than the Fair Market Value per Share on the Grant Date.

1000379974v4

(c)Options Subject to Plan. The Options granted pursuant to this Agreement are subject in all respects to the Plan, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Participant acknowledges that the Participant has been provided a copy of the Plan and has had the opportunity to review the Plan.

(d)Character of Options. The Options granted hereunder are not intended to be “incentive stock options” within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.

2.Service-Based Vesting and Performance-Based Vesting. The Options shall be subject to vesting based on the continued employment of the Participant as provided in Section 2(a), and subject to the satisfaction of the performance criteria set forth in Section 2(b). For purposes of this Agreement, Options shall be “exercisable” to the extent that both the Service-Based Vesting and Performance-Based Vesting requirements have been met.

(a)Service-Based Vesting. Subject to the more favorable service- based vesting terms set forth in the Employment Agreement, the Options shall become vested in three equal installments on the third, fourth and fifth anniversaries of the Grant Date, subject to the Participant’s continuous employment with the Company or a Subsidiary from the Grant Date to such anniversary. Such vesting requirement is referred to in this Agreement as “Service-Based Vesting”. If the Participant has remained continuously employed with the Company or a Subsidiary from the Grant Date to the date of the Vesting Event (as defined in Section 2(b)), the Service-Based Vesting requirement shall be deemed to be met as to 100% of the Options immediately prior to the occurrence of the Vesting Event.

(b)Performance-Based Vesting. The Options shall become vested in accordance with this Section 2(b), if at all, on the date of a Change in Control (the “Vesting Event”) in which the Per Share Actual Value exceeds the Per Share Floor Value (as each such term is defined below). If the Per Share Actual Value as of the Vesting Event does not exceed the Per Share Floor Value, no portion of the Options shall become vested. If the Per Share Actual Value at the date of the Vesting Event exceeds the Per Share Floor Value, 100% of the Options which are then outstanding shall become vested as of the Vesting Event. In the event that any portion of the Options does not become vested pursuant to this Section 2(b) upon the first occurrence of a Vesting Event following the Grant Date, such portion of such Options shall not become vested as a result of any subsequent Vesting Event, and shall automatically be canceled without payment therefor. At or prior to the Vesting Event, the Committee shall make any and all adjustments it deems equitably necessary or appropriate with respect to interim sales of or distributions in respect of the Shares prior to such Vesting Event and any Shares retained after such Vesting Event. For avoidance of doubt, a Vesting Event shall not include the direct or indirect acquisition of equity securities or assets of the Company or a Subsidiary by a person or group in exchange for or otherwise in consideration of loans or debt securities of the Company or any Subsidiary held by such person or group.

(c)Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

The “Per Share Floor Value” means $50.00 per Kelso Share.

The “Per Share Actual Value” means the price per Share received for each Kelso Share sold on or prior to the Vesting Event (whether pursuant to a merger or consolidation, a sale of capital shares or all or substantially all of its assets, or otherwise), which shall be determined assuming, to the extent necessary, that, in regard to a sale occurring on the date of the Vesting Event, all Options issued under the Plan and outstanding at the date of the Vesting Event (but excluding Options (including, without limitation, Performance Options granted hereunder) which by their terms are canceled without payment in conjunction with the occurrence of such Vesting Event) are exercised with cash and settled in Shares immediately prior to the Vesting Event and that any “in the money” securities convertible or exchangeable into, and all such other warrants, options and other rights exercisable for, Shares are so exchanged or converted immediately prior to the Vesting Event. If prior to the Vesting Event, Kelso has received a return on their investment in the Kelso Shares through an Adjustment Event, such return shall be equitably factored in to the determination of the Per Share Actual Value as deemed equitable and appropriate in the full discretion of the Committee.

The “Kelso Shares” mean the Shares beneficially owned by the Kelso Entities as of the Closing Date, and a “Kelso Share” means each of the Kelso Shares.

(d)Normal Expiration Date. Unless the Options earlier terminate in accordance with Sections 2, 4 or 5, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once Options have become exercisable pursuant to this Section 2, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

(e)No Other Accelerated Vesting. The vesting and exercisability provisions set forth in this Section 2 or in Section 5, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to Options and shall supersede any other provisions relating to vesting and exercisability, unless such other provision expressly refers to the Plan by name and this Agreement by name and date.

(f)Calculations. All calculations required or contemplated by this Section 2 shall be made in the sole determination of the Committee and shall be final and binding on the Company and the Participant.

3.	Method of Exercise and Payment.

All or part of the exercisable Options may be exercised by the Participant upon (a) the Participant’s written notice to the Company of exercise, (b) the Participant’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents,
(ii) at any time following a Public Offering, in unencumbered Shares owned by the Participant for at least six (6) months (or such other period as is required by applicable accounting standards to avoid a charge to earnings) having a Fair Market Value on the date of exercise equal to such Option Price, (iii) in a combination of cash and Shares or
(iv) in accordance with such procedures or in such other form as the Committee shall from time to time determine and (c) if such Options are exercised prior to a Public Offering, the Participant’s execution of the Stockholders Agreement and the Registration Rights Agreement in order to become a party to such agreements with respect to the Shares issuable upon the exercise of such Options. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options and, if applicable, receipt of evidence of the Participant’s execution of the Stockholders Agreement and Registration Rights Agreement in accordance with this Section 3, but subject to Section 6 below, the Company shall issue a certificate or certificates representing the Shares acquired upon the exercise thereof, registered in the name of the Participant, provided that, if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Share, such certificates shall bear the appropriate legend.

4.	Termination of Employment.

(a)Special Termination. Unless otherwise determined by the Committee, in the event that the Participant’s employment with the Company or any Subsidiary terminates by reason of the Participant’s death, Disability or Retirement (each a “Special Termination”), then all Options held by the Participant that are exercisable as of the date of such Special Termination may be exercised by the Participant or the Participant’s beneficiary as designated in accordance with Section 9, or if no such beneficiary is named, by the Participant’s estate, at any time prior to one (1) year following the Participant’s termination of employment or the Normal Expiration Date of the Options, whichever period is shorter. Upon a Special Termination, any Options that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

(b)Termination for Cause. Unless otherwise determined by the Committee, in the event that the Participant’s employment with the Company or any Subsidiary is terminated for Cause, all Options held by the Participant, whether or not then exercisable, shall terminate and be canceled immediately upon such termination of employment.

(c)Other Termination of Employment. Unless otherwise determined by the Committee, in the event that the Participant’s employment with the Company or any Subsidiary terminates for any reason other than (i) a Special Termination, or (ii) for Cause, then any Options held by the Participant which are exercisable at the date of the Participant’s termination of employment shall be exercisable at any time up until the 60th day following the Participant’s termination of employment (or, in the event that the Participant dies after terminating his employment, but within the period during which the Options would otherwise be exercisable hereunder, the 120th day after the date of the Participant’s death) or the Normal Expiration Date of the Options, whichever period is shorter, but any Options held by the Participant that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

(d)Committee Discretion. Notwithstanding anything else contained herein to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

(e)Special Tolling Provision. Notwithstanding the provisions of Sections 4(a) and 4(c), in the event that the Participant’s employment with the Company or any Subsidiary terminates (other than for Cause) at a time when the Service-Based Vesting requirements have been met as to less than 100% of the Options, then the portion of the Options as to which the Service-Based Vesting requirements have been met shall remain outstanding until the first Vesting Date following the date of termination of employment (but in no event beyond the Normal Expiration Date of such Options) and shall either become vested or shall be forfeited based on whether the Performance-Based Vesting requirements have been met on the Vesting Date. If the Options become vested by reason of the Performance-Based Vesting requirements having been satisfied and remain outstanding following the Vesting Date by reason of Section 5(b) (or are converted into Alternative Options that remain outstanding), such Options (or Alternative Options) shall be exercisable at any time up until the 60th day following the date of the Vesting Event.

5.	Change in Control.

(a)Payment on all Vested Options. Unless the Committee shall otherwise determine in the manner set forth in Section 5(b), in the event of a Change in Control, each outstanding Option as to which the Service-Based Vesting and

Performance-Based Vesting requirements have been met shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the Change in Control Price over the Option Price.

(b)Alternative Options. Notwithstanding Section 5(a), no cancellation, acceleration of exercisability, vesting or cash settlement or other payment shall occur with respect to any Option in connection with a Change in Control if the Committee reasonably determines in good faith, prior to the occurrence of such Change in Control, that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an “Alternative Option”) by the new employer, provided that the Chief Executive Officer consents to such Alternative Option, and provided further, that any such Alternative Option must:

(i)provide the Participant that held such Option with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of payment;

(ii)have substantially equivalent economic value to such Option (determined at the time of the Change in Control); and

(iii)have terms and conditions which provide that in the event that the Participant’s employment is involuntarily terminated following a Change in Control any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Option shall be waived or shall lapse, as the case may be.

(c)Limitation on Benefits. Notwithstanding anything contained in this Option agreement or the Plan to the contrary to the extent that any of the payments and benefits provided for under the Plan, this Option agreement or any other agreement or arrangement between the Company and the Participant (collectively, the “Payments”) would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the amount of such Payments shall be reduced to the extent necessary to eliminate any such excess parachute payment and such Participant shall have no further rights or claims with respect thereto. If Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to the immediately preceding sentence would not be so reduced or eliminated, as the case may be, if the shareholder approval requirements of section 280G(b)(5) of the Code are capable of being satisfied, the Company shall use its reasonable efforts to cause such payments to be submitted for such approval prior to the Change in Control giving rise to such payments.

6.	Tax Withholding.

Whenever Shares are to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, the Company or any Subsidiary shall have the power to withhold, or require the Participant to remit to the Company or such Subsidiary, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction

7.	Nontransferability of Awards.

No Options granted hereby may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee pursuant to Section 9.1 of the Plan. All rights with respect to Options granted to the Participant hereunder shall be exercisable during his lifetime only by such Participant or, if permitted by the Committee, a permitted transferee. Following the Participant’s death, all rights with respect to Options that were exercisable at the time of the Participant’s death and have not terminated shall be exercised by his designated beneficiary, his estate or, if permitted by the Committee, a permitted transferee.

8.	Buyout and Settlement for Shares.

The Committee may at any time offer to buy out for a payment in cash or Shares an Option granted hereunder, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made and the Participant may decide to accept such offer, but such Participant is not required to do so. Upon the intended exercise of any Option, in lieu of accepting payment of the exercise price therefor and issuing or delivering the number of Shares for which the Option is being exercised, the Committee (in its sole discretion) may cause the Company either (a) to pay the Participant an amount in cash equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Option Price, or (b) to deliver to the Participant a lesser number of Shares, having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Option Price for such shares. Upon payment of cash or distribution of Shares pursuant to this Section 8, the Participant’s rights as to the portion of the Options which is the subject of such payment or distribution shall be deemed satisfied in full.

9.	Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. If no beneficiary is named, or if a named beneficiary does not survive the Participant, Section 9.2 of the Plan shall determine who may exercise the Participant’s rights under the Plan.

10.	Adjustment in Capitalization.

Upon the occurrence of any Adjustment Event, the aggregate number of Shares subject to outstanding Option grants and the respective prices and/or vesting criteria applicable to outstanding Options, shall be adjusted, and/or a payment to the holders of outstanding Options shall be made, to reflect such Adjustment Event, as deemed equitable and appropriate by the Committee. All determinations and calculations required under this Section 10 shall be made in the sole discretion of the Committee and in compliance with section 409A of the Code.

11.	Requirements of Law.

The issuance of Shares pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

12.	No Guarantee of Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any Subsidiary. For purposes of this Agreement, the “employment” shall be deemed to refer to the Participant’s provision of services to the Company or any Subsidiary as an employee or independent contractor (including as a non-employee member of the Board), and the “termination of employment” and corollary phrases shall be deemed to refer to the Participant’s cessation of such services with respect to all such persons in all capacities.

13.	No Rights as Shareholder.

Except as otherwise required by law, the Participant shall not have any rights as a shareholder with respect to any Shares covered by the Options granted hereby until such time as the Shares issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options conveyed hereby is expressly conditioned upon the Participant becoming a party to the Stockholders Agreement and the Registration Rights Agreement with respect to any Shares to be acquired upon such exercise.

14.	Restrictions on Sale Upon Public Offering.

Except as otherwise provided in the Registration Rights Agreement, the Participant agrees that, in the event that the Company files a registration statement under the Act with respect to a public offering of any of its capital shares, the Participant will not effect any sale or distribution of Shares including, but not limited to, pursuant to Rule 144 under the Act, within seven days prior to and 90 days (unless the Company is advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 14; provided that, with respect to any shelf registration statement on Form S-3, the Trigger Date shall be the pricing of any offering made under such registration statement and the Participant agrees to execute a customary holdback agreement with the underwriters for any such public offering.

15.	Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16.	Amendments.

(a)In General. The Committee may, at its sole discretion, at any time and from time to time alter or amend this Agreement and the terms and conditions of any unvested Options (but not any previously granted vested Options) awarded pursuant to this Agreement in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options, provided that, if such alteration, amendment, suspension or termination shall not preserve the economic value, as determined by the Committee in its sole good faith discretion, of any previously granted unvested Options, the Committee shall only be permitted to alter, amend, suspend or terminate such previously granted unvested Options if it shall obtain the consent of the holders of a majority of all unvested Options granted under the Plan that are similarly affected by such amendment, and provided, further, that any such substitution of alternative vesting and exercisability criteria and any imposition of blackout periods shall be subject to the consent of the Chief Executive Officer. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Participant.

(b)Public Offering. Unless otherwise determined by the Committee, in the event of a Public Offering, the Committee shall amend this Agreement to provide for the imposition of certain blackout periods, in each case, as the Committee shall determine to be appropriate; provided, however that (x) such amendments shall preserve the economic value, as determined by the Committee in its good faith discretion, and (y) any such amendment shall be subject to the consent of the Chief Executive Officer.

17.	Miscellaneous.

(a)Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally,
(ii)mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

(i)If to the Company, to it at:

Roadhouse Holding Inc.
3011 Armory Drive, Suite 300
Nashville, TN 37204
Fax: (615) 884-5482
Attention: Amy Bertauski
Email: amyb@logansroadhouse.com with a copy to:
Kelso & Company
320 Park Avenue, 24th Floor New York, New York 10022 Fax: 212-223-2379
Attention: General Counsel

(ii)If to the Participant, to the Participant’s last known home address, or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(e)Section 409A of the Code. This Agreement is intended to be exempt from or comply with the requirements of section 409A of the Code and all provisions contained herein, including, but not limited to, any adjustment provisions, shall be construed and interpreted in accordance with such intent.

(f)Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

-- Signature page follows --

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

ROADHOUSE HOLDI NG INC.

By: /s/ Amy Bertauski
Its: Treasurer and Secretary

PARTICI PANT

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.
ROADHOUSE HOLDING INC.

By:	_

PARTICIPANT

/s/ Samuel Borgese
Samuel Nicholas Borgese

[EXECUTION COPY]

ROADHOUSE HOLDING INC. NONQUALIFIED STOCK OPTION AGREEMENT
(Tranche B)

NON-QUALIFIED STOCK OPTION AGREEMENT, dated as of October 4, 2014, between Roadhouse Holding Inc., a Delaware company (the “Company”), and the Participant whose name appears on the signature page hereof (the “Participant”), pursuant to the Roadhouse Holding Inc. Stock Incentive Plan, as in effect and as amended from time to time (the “Plan”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Plan.

WHEREAS, the Participant has agreed to commence to serve as the Chief Executive Officer of the Company and, in connection therewith, the Company and the Participant have entered into an Employment Agreement, dated as of October 4, 2014 (the “Employment Agreement”);

WHEREAS, the Company desires to grant options to purchase its common shares, par value $0.01 per share (the “Shares”), to certain Employees and directors of the Company;

grants; and

WHEREAS, the Company has adopted the Plan in order to effect such

WHEREAS, the Committee has determined that it is in the interest of the Company to grant these options to the Participant.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Plan, the parties hereto agree as follows:

1.Confirmation of Grant, Option Price.

(a)Confirmation of Grant. The Company hereby evidences and confirms the grant to the Participant, effective as of the date hereof (the “Grant Date”), of options to purchase from the Company 240,000 Shares (the “Options”).

(b)Option Price. The Options shall have an option price of $100.00 per share (the “Option Price”), which is not less than the Fair Market Value per Share on the Grant Date.

(c)Options Subject to Plan. The Options granted pursuant to this Agreement are subject in all respects to the Plan, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Participant acknowledges that the Participant has been provided a copy of the Plan and has had the opportunity to review the Plan.

(d)Character of Options. The Options granted hereunder are not intended to be “incentive stock options” within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.

2.Service-Based Vesting and Performance-Based Vesting. The Options shall be subject to vesting based on the continued employment of the Participant as provided in Section 2(a), and subject to the satisfaction of the performance criteria set forth in Section 2(b). For purposes of this Agreement, Options shall be “exercisable” to the extent that both the Service-Based Vesting and Performance-Based Vesting requirements have been met.

(a)Service-Based Vesting. Subject to the more favorable service- based vesting terms set forth in the Employment Agreement, the Options shall become vested in three equal installments on the third, fourth and fifth anniversaries of the Grant Date, subject to the Participant’s continuous employment with the Company or a Subsidiary from the Grant Date to such anniversary. Such vesting requirement is referred to in this Agreement as “Service-Based Vesting”. If the Participant has remained continuously employed with the Company or a Subsidiary from the Grant Date to the date of the Vesting Event (as defined in Section 2(b)), the Service-Based Vesting requirement shall be deemed to be met as to 100% of the Options immediately prior to the occurrence of the Vesting Event.

(b)Performance-Based Vesting. The Options shall become vested in accordance with this Section 2(b), if at all, on the date of a Change in Control (the “Vesting Event”) in which the Per Share Actual Value exceeds the Per Share Floor Value (as each such term is defined below). If the Per Share Actual Value as of the Vesting Event does not exceed the Per Share Floor Value, no portion of the Options shall become vested. If the Per Share Actual Value at the date of the Vesting Event exceeds the Per Share Floor Value, 100% of the Options which are then outstanding shall become vested as of the Vesting Event. In the event that any portion of the Options does not become vested pursuant to this Section 2(b) upon the first occurrence of a Vesting Event following the Grant Date, such portion of such Options shall not become vested as a result of any subsequent Vesting Event, and shall automatically be canceled without payment therefor. At or prior to the Vesting Event, the Committee shall make any and all adjustments it deems equitably necessary or appropriate with respect to interim sales of or distributions in respect of the Shares prior to such Vesting Event and any Shares retained after such Vesting Event. For avoidance of doubt, a Vesting Event shall not include the direct or indirect acquisition of equity securities or assets of the Company or a Subsidiary by a person or group in exchange for or otherwise in consideration of loans or debt securities of the Company or any Subsidiary held by such person or group.

(c)Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

The “Per Share Floor Value” means $100.00 per Kelso Share.

The “Per Share Actual Value” means the price per Share received for each Kelso Share sold on or prior to the Vesting Event (whether pursuant to a merger or consolidation, a sale of capital shares or all or substantially all of its assets, or otherwise), which shall be determined assuming, to the extent necessary, that, in regard to a sale occurring on the date of the Vesting Event, all Options issued under the Plan and outstanding at the date of the Vesting Event (but excluding Options (including, without limitation, Performance Options granted hereunder) which by their terms are canceled without payment in conjunction with the occurrence of such Vesting Event) are exercised with cash and settled in Shares immediately prior to the Vesting Event and that any “in the money” securities convertible or exchangeable into, and all such other warrants, options and other rights exercisable for, Shares are so exchanged or converted immediately prior to the Vesting Event. If prior to the Vesting Event, Kelso has received a return on their investment in the Kelso Shares through an Adjustment Event, such return shall be equitably factored in to the determination of the Per Share Actual Value as deemed equitable and appropriate in the full discretion of the Committee.

The “Kelso Shares” mean the Shares beneficially owned by the Kelso Entities as of the Closing Date, and a “Kelso Share” means each of the Kelso Shares.

(d)Normal Expiration Date. Unless the Options earlier terminate in accordance with Sections 2, 4 or 5, the Options shall terminate on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once Options have become exercisable pursuant to this Section 2, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the Normal Expiration Date.

(e)No Other Accelerated Vesting. The vesting and exercisability provisions set forth in this Section 2 or in Section 5, or expressly set forth in the Plan, shall be the exclusive vesting and exercisability provisions applicable to Options and shall supersede any other provisions relating to vesting and exercisability, unless such other provision expressly refers to the Plan by name and this Agreement by name and date.

(f)Calculations. All calculations required or contemplated by this Section 2 shall be made in the sole determination of the Committee and shall be final and binding on the Company and the Participant.

3.	Method of Exercise and Payment.

All or part of the exercisable Options may be exercised by the Participant upon (a) the Participant’s written notice to the Company of exercise, (b) the Participant’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents,
(ii) at any time following a Public Offering, in unencumbered Shares owned by the Participant for at least six (6) months (or such other period as is required by applicable accounting standards to avoid a charge to earnings) having a Fair Market Value on the date of exercise equal to such Option Price, (iii) in a combination of cash and Shares or
(iv) in accordance with such procedures or in such other form as the Committee shall from time to time determine and (c) if such Options are exercised prior to a Public Offering, the Participant’s execution of the Stockholders Agreement and the Registration Rights Agreement in order to become a party to such agreements with respect to the Shares issuable upon the exercise of such Options. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options and, if applicable, receipt of evidence of the Participant’s execution of the Stockholders Agreement and Registration Rights Agreement in accordance with this Section 3, but subject to Section 6 below, the Company shall issue a certificate or certificates representing the Shares acquired upon the exercise thereof, registered in the name of the Participant, provided that, if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Share, such certificates shall bear the appropriate legend.

4.	Termination of Employment.

(a)Special Termination. Unless otherwise determined by the Committee, in the event that the Participant’s employment with the Company or any Subsidiary terminates by reason of the Participant’s death, Disability or Retirement (each a “Special Termination”), then all Options held by the Participant that are exercisable as of the date of such Special Termination may be exercised by the Participant or the Participant’s beneficiary as designated in accordance with Section 9, or if no such beneficiary is named, by the Participant’s estate, at any time prior to one (1) year following the Participant’s termination of employment or the Normal Expiration Date of the Options, whichever period is shorter. Upon a Special Termination, any Options that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

(b)Termination for Cause. Unless otherwise determined by the Committee, in the event that the Participant’s employment with the Company or any Subsidiary is terminated for Cause, all Options held by the Participant, whether or not then exercisable, shall terminate and be canceled immediately upon such termination of employment.

(c)Other Termination of Employment. Unless otherwise determined by the Committee, in the event that the Participant’s employment with the Company or any Subsidiary terminates for any reason other than (i) a Special Termination, or (ii) for Cause, then any Options held by the Participant which are exercisable at the date of the Participant’s termination of employment shall be exercisable at any time up until the 60th day following the Participant’s termination of employment (or, in the event that the Participant dies after terminating his employment, but within the period during which the Options would otherwise be exercisable hereunder, the 120th day after the date of the Participant’s death) or the Normal Expiration Date of the Options, whichever period is shorter, but any Options held by the Participant that are not then exercisable shall terminate and be canceled immediately upon such termination of employment.

(d)Committee Discretion. Notwithstanding anything else contained herein to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

(e)Special Tolling Provision. Notwithstanding the provisions of Sections 4(a) and 4(c), in the event that the Participant’s employment with the Company or any Subsidiary terminates (other than for Cause) at a time when the Service-Based Vesting requirements have been met as to less than 100% of the Options, then the portion of the Options as to which the Service-Based Vesting requirements have been met shall remain outstanding until the first Vesting Date following the date of termination of employment (but in no event beyond the Normal Expiration Date of such Options) and shall either become vested or shall be forfeited based on whether the Performance-Based Vesting requirements have been met on the Vesting Date. If the Options become vested by reason of the Performance-Based Vesting requirements having been satisfied and remain outstanding following the Vesting Date by reason of Section 5(b) (or are converted into Alternative Options that remain outstanding), such Options (or Alternative Options) shall be exercisable at any time up until the 60th day following the date of the Vesting Event.

5.	Change in Control.

(a)Payment on all Vested Options. Unless the Committee shall otherwise determine in the manner set forth in Section 5(b), in the event of a Change in Control, each outstanding Option as to which the Service-Based Vesting and

Performance-Based Vesting requirements have been met shall be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the Change in Control Price over the Option Price.

(b)Alternative Options. Notwithstanding Section 5(a), no cancellation, acceleration of exercisability, vesting or cash settlement or other payment shall occur with respect to any Option in connection with a Change in Control if the Committee reasonably determines in good faith, prior to the occurrence of such Change in Control, that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an “Alternative Option”) by the new employer, provided that the Chief Executive Officer consents to such Alternative Option, and provided further, that any such Alternative Option must:

(i)provide the Participant that held such Option with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of payment;

(ii)have substantially equivalent economic value to such Option (determined at the time of the Change in Control); and

(iii)have terms and conditions which provide that in the event that the Participant’s employment is involuntarily terminated following a Change in Control any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Option shall be waived or shall lapse, as the case may be.

(c)Limitation on Benefits. Notwithstanding anything contained in this Option agreement or the Plan to the contrary to the extent that any of the payments and benefits provided for under the Plan, this Option agreement or any other agreement or arrangement between the Company and the Participant (collectively, the “Payments”) would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the amount of such Payments shall be reduced to the extent necessary to eliminate any such excess parachute payment and such Participant shall have no further rights or claims with respect thereto. If Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to the immediately preceding sentence would not be so reduced or eliminated, as the case may be, if the shareholder approval requirements of section 280G(b)(5) of the Code are capable of being satisfied, the Company shall use its reasonable efforts to cause such payments to be submitted for such approval prior to the Change in Control giving rise to such payments.

6.	Tax Withholding.

Whenever Shares are to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, the Company or any Subsidiary shall have the power to withhold, or require the Participant to remit to the Company or such Subsidiary, an amount sufficient to satisfy the statutory minimum federal, state, and local withholding tax requirements relating to such transaction

7.	Nontransferability of Awards.

No Options granted hereby may be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, on such terms and conditions as the Committee shall establish, to a permitted transferee pursuant to Section 9.1 of the Plan. All rights with respect to Options granted to the Participant hereunder shall be exercisable during his lifetime only by such Participant or, if permitted by the Committee, a permitted transferee. Following the Participant’s death, all rights with respect to Options that were exercisable at the time of the Participant’s death and have not terminated shall be exercised by his designated beneficiary, his estate or, if permitted by the Committee, a permitted transferee.

8.	Buyout and Settlement for Shares.

The Committee may at any time offer to buy out for a payment in cash or Shares an Option granted hereunder, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made and the Participant may decide to accept such offer, but such Participant is not required to do so. Upon the intended exercise of any Option, in lieu of accepting payment of the exercise price therefor and issuing or delivering the number of Shares for which the Option is being exercised, the Committee (in its sole discretion) may cause the Company either (a) to pay the Participant an amount in cash equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Option Price, or (b) to deliver to the Participant a lesser number of Shares, having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the Shares as to which the Option is being exercised exceeds the aggregate Option Price for such shares. Upon payment of cash or distribution of Shares pursuant to this Section 8, the Participant’s rights as to the portion of the Options which is the subject of such payment or distribution shall be deemed satisfied in full.

9.	Beneficiary Designation.

The Participant may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any right under the Plan and this Agreement is to be exercised in case of his death. Each designation will revoke all prior designations by the Participant, shall be in a form reasonably prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. If no beneficiary is named, or if a named beneficiary does not survive the Participant, Section 9.2 of the Plan shall determine who may exercise the Participant’s rights under the Plan.

10.	Adjustment in Capitalization.

Upon the occurrence of any Adjustment Event, the aggregate number of Shares subject to outstanding Option grants and the respective prices and/or vesting criteria applicable to outstanding Options, shall be adjusted, and/or a payment to the holders of outstanding Options shall be made, to reflect such Adjustment Event, as deemed equitable and appropriate by the Committee. All determinations and calculations required under this Section 10 shall be made in the sole discretion of the Committee and in compliance with section 409A of the Code.

11.	Requirements of Law.

The issuance of Shares pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

12.	No Guarantee of Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any Subsidiary. For purposes of this Agreement, the “employment” shall be deemed to refer to the Participant’s provision of services to the Company or any Subsidiary as an employee or independent contractor (including as a non-employee member of the Board), and the “termination of employment” and corollary phrases shall be deemed to refer to the Participant’s cessation of such services with respect to all such persons in all capacities.

13.	No Rights as Shareholder.

Except as otherwise required by law, the Participant shall not have any rights as a shareholder with respect to any Shares covered by the Options granted hereby until such time as the Shares issuable upon exercise of such Options have been so issued. Notwithstanding anything else contained herein to the contrary, the exercise of any portion of the Options conveyed hereby is expressly conditioned upon the Participant becoming a party to the Stockholders Agreement and the Registration Rights Agreement with respect to any Shares to be acquired upon such exercise.

14.	Restrictions on Sale Upon Public Offering.

Except as otherwise provided in the Registration Rights Agreement, the Participant agrees that, in the event that the Company files a registration statement under the Act with respect to a public offering of any of its capital shares, the Participant will not effect any sale or distribution of Shares including, but not limited to, pursuant to Rule 144 under the Act, within seven days prior to and 90 days (unless the Company is advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 14; provided that, with respect to any shelf registration statement on Form S-3, the Trigger Date shall be the pricing of any offering made under such registration statement and the Participant agrees to execute a customary holdback agreement with the underwriters for any such public offering.

15.	Interpretation; Construction.

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16.	Amendments.

(a)In General. The Committee may, at its sole discretion, at any time and from time to time alter or amend this Agreement and the terms and conditions of any unvested Options (but not any previously granted vested Options) awarded pursuant to this Agreement in whole or in part, including without limitation, amending the criteria for vesting and exercisability set forth in Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options, provided that, if such alteration, amendment, suspension or termination shall not preserve the economic value, as determined by the Committee in its sole good faith discretion, of any previously granted unvested Options, the Committee shall only be permitted to alter, amend, suspend or terminate such previously granted unvested Options if it shall obtain the consent of the holders of a majority of all unvested Options granted under the Plan that are similarly affected by such amendment, and provided, further, that any such substitution of alternative vesting and exercisability criteria and any imposition of blackout periods shall be subject to the consent of the Chief Executive Officer. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Participant.

(b)Public Offering. Unless otherwise determined by the Committee, in the event of a Public Offering, the Committee shall amend this Agreement to provide for the imposition of certain blackout periods, in each case, as the Committee shall determine to be appropriate; provided, however that (x) such amendments shall preserve the economic value, as determined by the Committee in its good faith discretion, and (y) any such amendment shall be subject to the consent of the Chief Executive Officer.

17.	Miscellaneous.

(a)Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally,
(ii)mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery, or (iv) sent by fax, as follows:

(i)If to the Company, to it at:

Roadhouse Holding Inc.
3011 Armory Drive, Suite 300
Nashville, TN 37204
Fax: (615) 884-5482
Attention: Amy Bertauski
Email: amyb@logansroadhouse.com with a copy to:
Kelso & Company
320 Park Avenue, 24th Floor New York, New York 10022 Fax: 212-223-2379
Attention: General Counsel

(ii)If to the Participant, to the Participant’s last known home address, or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(b)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)Waiver. Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.

(e)Section 409A of the Code. This Agreement is intended to be exempt from or comply with the requirements of section 409A of the Code and all provisions contained herein, including, but not limited to, any adjustment provisions, shall be construed and interpreted in accordance with such intent.

(f)Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

-- Signature page follows --

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.

ROADHOUSE HOLDI NG INC.

By: /s/ Amy Bertauski
Its: Treasurer and Secretary

PARTICI PANT

IN WITNESS WHEREOF, the Company and the Participant have duly executed this Agreement as of the date first above written.
ROADHOUSE HOLDING INC.

By:

PARTICIPANT

/s/ Samuel Borgese
Samuel Nicholas Borgese

Exhibit C Shareholders Agreement
[attached]

EXECUTION COPY

STOCKHOLDERS AGREEMENT

ROADHOUSE HOLDING INC.

Dated as of November 19, 2010

Table of Contents

Page

1.	Restrictions on Transfer of Common Stock. 1

1.1	Restrictions on Transfers by the Stockholders. 1

2.	Sale by Management Stockholders to the Company (“Put Rights”) 3

2.1	Right to Sell 3

2.2	Notice 3

2.3	Payment 3

3.	Right of the Company to Purchase from Management Stockholders
(“Call Right”)    4

3.1	Right to Purchase 4

3.2	Notice 4

3.3	Payment 5

4.	Purchase Price 5

4.1	Appraisal 5

4.2	Fair Market Value 5

4.3	Carrying Value 5

5.	Prohibited Purchases 6

6.	Tag-Along and Drag-Along Rights. 7

6.1	Tag-Along Rights. 7

6.2	Drag-Along Rights. 8

6.3	Involuntary Transfers 10

7.	Preemptive Rights 10

8.	Election of Directors. 11

9.	Stock Certificate Legend 12

10.	Covenants; Representations and Warranties. 13

10.1	New Management Stockholders 13

10.2	No Other Arrangements or Agreements 14

10.3	Additional Representations and Warranties 14

11.	Amendment and Modification 15

12.	Parties. 16

12.1	Assignment by the Company 16

12.2	Assignment Generally 16

12.3	Termination 16

Table of Contents (continued)

Page

12.4	Agreements to Be Bound 16

13.	Recapitalizations, Exchanges, etc 17

14.	No Third Party Beneficiaries 17

15.	Further Assurances 17

16.	Governing Law 17

17.	Invalidity of Provision 17

18.	Waiver 17

19.	Notices 18

20.	Headings 19

21.	Counterparts 19

22.	Entire Agreement 19

23.	Injunctive Relief 19

24.	Defined Terms 19

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of November 19, 2010 (this “Agreement”), among Roadhouse Holding Inc., a Delaware corporation (the “Company”), Kelso Investment Associates VIII, L.P. (“KIA VIII”), a Delaware limited partnership, KEP VI, LLC, a Delaware limited liability company (“KEP VI” and, together with KIA VIII, the “Kelso Stockholders”), those employees of the Company or its subsidiaries named on the signature pages hereto or who otherwise become party to a party to this Agreement pursuant to Section 10.1 (collectively, the “Management      Stockholders”) and any other Person who may become a party to this Agreement pursuant to Section 10.1 (together with the Kelso Stockholders and the Management Stockholders, the “Stockholders”). Capitalized terms used herein without definition are defined in Section 24.

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of August 27, 2010, by and among Roadhouse Parent Inc., a Delaware corporation and indirect subsidiary of the Company (“Parent”), Roadhouse Merger Inc., a Delaware corporation and direct subsidiary of Parent (“Merger Sub”), LRI Holdings, Inc., a Delaware corporation (“LRI”), and LRI Acquisition, LLC, as the stockholder’s representative, Merger Sub merged with and into LRI, with LRI surviving the merger (the “Merger”);

WHEREAS, LRI is the direct parent of Logan’s Roadhouse, Inc. a Tennessee corporation (“Logan’s”);

WHEREAS, as a result of the Merger, LRI, Logan’s and its Subsidiaries are indirect, wholly owned Subsidiaries of the Company; and

WHEREAS, each of the Stockholders and the Company desires to set forth herein certain terms and conditions governing the rights and obligations of the stockholders of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:

1.Restrictions on Transfer of Common Stock.

1.1	Restrictions on Transfers by the Stockholders.

(a)The Stockholders (excluding the Kelso Stockholders) may not Transfer any shares of Common Stock, nor any interest therein nor any rights relating thereto, provided that shares of Common Stock held by any Stockholder may be Transferred (i) in the case of a Management Stockholder, pursuant to Section 1.1(b)

(“Permitted Pledges”), (ii) in the case of a Management Stockholder, pursuant to Section 1.1(c) (“Estate Planning Transfers”) or, in case of his or her death, by will or by the laws of intestate succession, to his or her executors, administrators, testamentary trustees, legatees or beneficiaries, (iii) in the case of a Management Stockholder, pursuant to Section 2 (“Put Rights”), (iv) in the case of a Management Stockholder, pursuant to Section 3 (“Call Right”), (v) pursuant to Section 6.1 (“Tag-Along Rights”), (vi) pursuant to Section 6.2 (“Drag-Along Rights”), (vii) in accordance with Section 6.3 (“Involuntary Transfers”) or (viii) in connection with a registered offering pursuant to the Registration Rights Agreement.

(b)Permitted Pledges. A Management Stockholder may pledge any or all shares of Common Stock now or hereafter owned by him or her, or grant a security interest therein to secure indebtedness of such Management Stockholder owing to a bank or other financial institution, in either case on terms and conditions approved by the Board (excluding such Management Stockholder and other members of the Board who are designees of the Management Stockholders), provided, however, that any pledgee pursuant to this subsection (b) shall acquire only a security interest in such shares of Common Stock entitling such pledgee to (i) the proceeds from any sale of such shares made in compliance with the terms of this Agreement and (ii) any proceeds of any distribution to stockholders on account of the Common Stock in any liquidation as a result of any bankruptcy proceeding or the winding up of affairs of the Company, and in no event shall such pledgee be entitled to receive title to such shares or any other rights incident thereto other than those specified above. The pledge agreements or other related financing agreements of any Management Stockholder shall be subject to and acknowledge the rights of the Company and the other Stockholders set forth herein and shall acknowledge the restrictions imposed on the pledgee’s security interest pursuant to this Section 1.1(b).

(c)Estate Planning Transfers. Shares of Common Stock held by Management Stockholders may be Transferred for estate-planning purposes of such Management Stockholder, authorized by the prior written approval of the Board (excluding such Management Stockholder and other members of the Board who are designees of the Management Stockholders), such approval not to be unreasonably withheld or delayed, to (i) a trust under which the distribution of the shares of Common Stock may be made only to beneficiaries who are such Management Stockholder, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, (ii) a charitable remainder trust, the income from which will be paid to such Management Stockholder during his or her life, (iii) a corporation, the stockholders of which are only such Management Stockholder, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants or (iv) a partnership or limited liability company, the partners or members of which are only such Management Stockholder, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants.

2.	Sale by Management Stockholders to the Company (“Put Rights”).

2.1    Right to Sell. Subject to all subsections of this Section 2 and to Section 5 (“Prohibited Purchases”), each of the Management Stockholders shall have the right to sell to the Company, and the Company shall have the obligation to purchase from each such Management Stockholder, all, but not less than all, of such Management Stockholder’s shares of Common Stock following the termination of employment of such Management Stockholder, at their Fair Market Value (as defined in Section 4.2(a)), if the employment of such Management Stockholder with the Company or any subsidiary that employs such individual (or by the Company on behalf of any such subsidiary) (a) is terminated without Cause or (b) terminates as a result of (i) the death or Disability of such Management Stockholder, (ii) the resignation of such Management Stockholder for Good Reason or (iii) the voluntary departure of such Management Stockholder at or after the age of 65 (“Retirement”).

2.2    Notice. If any Management Stockholder desires to sell shares of Common Stock pursuant to Section 2.1, he or she (or his or her estate, trust, corporation or partnership, as the case may be) shall notify the Company (a) not more than 180 days after a termination of employment as a result of the death or Disability of such Management Stockholder or (b) not more than 60 days after a termination of employment as a result of a termination without Cause, the resignation of such Management Stockholder for Good Reason or Retirement; provided that if the shares of Common Stock desired to be sold after a termination of employment as described in clause (b) of this Section 2.2 are shares of Common Stock acquired at any time by such Management Stockholder pursuant to an exercise of any stock options occurring within six months prior to the date of termination of employment of such Management Stockholder (including, without limitation, after the termination of employment), then the notice required by this Section 2.2 shall be given to the Company not earlier than six months and one day nor later than eight months after the acquisition of such shares. Each such notice shall specify the number of shares of Common Stock such Management Stockholder owns at the time notice is given.

2.3    Payment. Subject to Section 5 (“Prohibited Purchases”), payment for any shares of Common Stock sold by a Management Stockholder pursuant to
Section 2.1 shall be made on the date that is 30 days (or the first business day thereafter if the 30th day is not a business day) following the date of the receipt by the Company of such Management Stockholder’s notice with respect to such shares pursuant to
Section 2.2; provided, however, that in the event the Company is conducting an Appraisal as required under Section 4.1 and such Appraisal (as defined in Section 4.1) is not completed by such 30th day, then within five business days of the completion of the Appraisal.

(“Call Right”).

3.	Right of the Company to Purchase from Management Stockholders

3.1    Right to Purchase. Subject to all subsections of this Section 3 and to Section 5 (“Prohibited Purchases”), the Company shall have the right to purchase from each Management Stockholder, and each such Management Stockholder shall have the obligation to sell to the Company, all, but not less than all, of such Management Stockholder’s shares of Common Stock:

(i)at the Fair Market Value of such shares of Common Stock to be purchased if such Management Stockholder’s employment with the Company and any subsidiary that employs such individual is terminated as a result of (A) the termination by the Company and any such subsidiary (or by the Company on behalf of any such subsidiary) of such employment without Cause, (B) the death or Disability of such Management Stockholder, (C) the resignation of such Management Stockholder for Good Reason or (D) Retirement of such Management Stockholder;

(ii)at the lesser of the Fair Market Value and the Carrying Value (as defined in Section 4.3) of such shares of Common Stock to be purchased if such Management Stockholder’s employment with the Company and any subsidiary that employs such individual is terminated by the Company and any such subsidiary (or by the Company on behalf of any such subsidiary) for Cause; or

(iii)at the Fair Market Value or the Carrying Value of such shares of Common Stock to be purchased, in the sole discretion of the Board (excluding such Management Stockholder and other members of the board who are designees of the Management Stockholders), if such Management Stockholder’s employment with the Company and any subsidiary that employs such individual is terminated by the Company or such Management Stockholder for any reason other than as a result of an event described in either subparagraph (i) or (ii) of this Section 3.1.

3.2    Notice. If the Company desires to purchase shares of Common Stock from a Management Stockholder pursuant to Section 3.1, it shall notify such Management Stockholder (or his or her estate, trust, corporation or partnership, as the case may be) not more than 60 days after the termination of employment as a result of the event giving rise to the Company’s right to acquire such Management Stockholder’s shares of Common Stock; provided that, with respect to the Company’s purchase of shares of Common Stock acquired at any time by such Management Stockholder pursuant to an exercise of any stock options occurring within six months prior to the date of termination of employment of such Management Stockholder (including, without limitation, after the termination of employment) in connection with any termination other than as a result of death, Disability or for Cause, the notice required by this Section 3.2 shall be given by the Company not earlier than six months and one day nor later than eight months after the acquisition of such shares.

3.3    Payment. Subject to Section 5 (“Prohibited Purchases”), payment for any shares of Common Stock purchased by the Company pursuant to Section 3.1 shall be made on the date that is 30 days (or the first business day thereafter if the 30th day is not a business day) following the date of the receipt by a Management Stockholder of the Company’s notice with respect to such shares pursuant to Section 3.2; provided, however, that in the event the Company is conducting an Appraisal as required under Section 4.1 and such Appraisal is not completed by such 30th day, then within five business days of the completion of such Appraisal.

4.	Purchase Price.

4.1    Appraisal. The Company shall engage, from time to time at the discretion of the Board, but not less often than within 90 days after every fiscal year, commencing with the fiscal year ending on July 31, 2011, an independent valuation consultant or appraiser of recognized national standing, reasonably satisfactory to the Kelso Stockholders (the “Appraiser”), to appraise the Fair Market Value of the shares of Common Stock as of the last day of the calendar year then most recently ended or, at the request of the Company, as of any more recent date (the “Appraisal Date”), and to prepare and deliver a report to the Company describing the results of such appraisal (the “Appraisal”). The Company shall bear the fees and expenses of each Appraisal.

4.2	Fair Market Value.

(a)The “Fair Market Value” of any share of Common Stock shall be
(i) the fair market value of the entire equity interest of the Company taken as a whole, without additional premiums for control or discounts for minority interests or restrictions on transfer, divided by (ii) the number of outstanding shares of Common Stock, calculated on a fully-diluted basis, provided that the Board and the Appraiser shall be entitled to determine in its judgment the extent to which any stock options, the exercise price of which exceeds the Fair Market Value of the underlying shares of Common Stock, should be included in the calculation of the number of fully diluted shares of Common Stock.

(b)The Fair Market Value of any share of Common Stock shall be calculated with reference to the most recent Appraisal and as of the most recent Appraisal Date prior to the date of the closing of the repurchase of such shares of Common Stock.

4.3    Carrying Value. For the purposes of this Agreement, the “Carrying Value” of any share of Common Stock being purchased by the Company shall be equal to the price paid by the selling Management Stockholder for any such share, less the amount of dividends and other distributions, if any, paid in respect of such share.

5.Prohibited Purchases. Notwithstanding anything to the contrary herein, the Company shall not be obligated or permitted to purchase any shares of Common Stock from a Management Stockholder under Section 2 or Section 3 to the extent that at such time (a) the Company is prohibited from purchasing such shares by applicable law, (b) the Company is prohibited from purchasing such shares by any debt instruments or agreements, including any amendment, renewal, extension, substitution, refinancing, replacement or other modification thereof, which have been entered into or which may be entered into by the Company or any of its subsidiaries, including those to finance the acquisition of LRI at Closing, and any future acquisitions by the Company or recapitalizations of the Company or any of its Subsidiaries (the “Financing Documents”),
(c)an event of default has occurred (or, with notice or the lapse of time or both, would occur) under any Financing Document and is (or would be) continuing, (d) the purchase of such shares would, or in the view of the Board (excluding such Management Stockholder and other members of the Board who are designees of the Management Stockholders) might, result in the occurrence of an event of default under any Financing Document or create a condition which would or might, with notice or lapse of time or both, result in such an event of default, (e) the purchase of such shares would, in the view of the Board (after taking into account the advice of Logan’s then current chief executive officer and chief financial officer), be imprudent in view of the financial condition (present or projected) of the Company or any of its subsidiaries or the anticipated impact of the purchase of such shares on the Company’s or any of its subsidiaries’ ability to meet their respective obligations under any Financing Document or otherwise or (f) on the date on which the Company is required to make payment for such shares of Common Stock, the Company does not have sufficient cash to purchase such shares. Notwithstanding anything to the contrary contained in this Agreement, if the Company is prohibited from purchasing any shares of Common Stock from a Management Stockholder under Section 2 or Section 3 as a result of the existence of any of the conditions described in clauses (a) through (e) of this Section 5, the Company may exercise its rights under Section 3 or the Company may satisfy its obligation under Section 2, as the case may be, by either
(i) making the payment required under Section 2 or Section 3, as the case may be, at the earliest practicable date permitted under this Section 5 or (ii) in the case of each of clauses (b) through (e), pay the purchase price for such shares of Common Stock with a subordinated note which is fully subordinated in right of payment and exercise of remedies to the lenders’ rights under the Financing Documents.

6.	Tag-Along and Drag-Along Rights.

6.1    Tag-Along Rights.

(a)In the event that at any time one or more Kelso Stockholders propose to sell shares of Common Stock owned by it to any person (a “Proposed Purchaser”), other than any Transfer (i) pursuant to a Registration or Rule 144 or (ii) to an Affiliate, then the Kelso Stockholders will promptly provide each other Stockholder written notice (a “Sale Notice”) of such proposed sale (a “Proposed Sale”) and the material terms of the Proposed Sale as of the date of Sale Notice (the “Material Terms”), including the aggregate number of shares of Common Stock the Proposed Purchaser is willing to purchase. If within 30 days of the receipt of the Sale Notice, the Kelso Stockholders receive a written request (a “Sale Request”) to include shares of Common Stock held by one or more Stockholders in the Proposed Sale, the Common Stock so held by such Stockholders shall be so included as provided therein; provided, however, that any Sale Request shall be irrevocable unless (x) there shall be a material adverse change in the Material Terms or (y) otherwise mutually agreed to in writing by such Stockholders and the Kelso Stockholders.

(b)The number of shares of Common Stock that any Stockholder will be permitted to include in a Proposed Sale on a pro rata basis pursuant to a Sale Request will be equal to the product of (i) (A) the number of shares of Common Stock held by such Stockholder divided by (B) the number of shares of Common Stock held by all Stockholders participating in such Proposed Sale and (ii) the aggregate number of shares of Common Stock proposed to be sold in such Proposed Sale.

(c)Shares of Common Stock subject to a Sale Request will be included in a Proposed Sale pursuant hereto and to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Common Stock which the Kelso Stockholders and their Affiliates propose to sell in the Proposed Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by the Kelso Stockholders and the Company in connection with the Proposed Sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that (x) any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder, (y) any indemnification provided by the Stockholders shall be based on the number of shares of Common Stock being sold by each Stockholder in the Proposed Sale, either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the Proposed Purchaser and (z) that, with the consent of the Board and Logan’s then current chief executive officer, the Kelso Stockholders or any of their Affiliates may receive non-cash consideration in connection with the Proposed Sale that is different from the consideration received by other Stockholders so long as the per share value of the consideration to be received by the Kelso Stockholders or any of their Affiliates is no greater than that to be received by such other Stockholders (as reasonably determined by the Board in good faith).

(d)Upon delivering a Sale Request, each Stockholder (excluding Kelso Stockholders and any Stockholder who is then not in possession of the certificate representing his or her shares of Common Stock as a result of a pledge of shares pursuant to Section 1.1(b)) will, if requested by the Kelso Stockholders (or any of their Affiliates), execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Kelso Stockholders (or any such Affiliate of the Kelso Stockholders) (a “Custody Agreement and Power of Attorney”) with respect to the shares of the Common Stock which are to be included in the Proposed Sale pursuant to this
Section 6.1. The Custody Agreement and Power of Attorney will provide, among other things, that each such Stockholder will deliver to and deposit in custody with KIA VIII, named as the custodian and attorney-in-fact therein, a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank)
and irrevocably appoint KIA VIII as such Stockholder’s agent and attorney-in-fact with full power and authority to act under such Custody Agreement and Power of Attorney on behalf of such Stockholder with respect to the matters specified therein.

(e)Each Stockholder agrees that such Stockholder will execute such other agreements as the Kelso Stockholders (or any of their Affiliates) may reasonably request in connection with the consummation of a Proposed Sale and Sale Request and the transactions contemplated thereby, including, without limitation, any purchase, recapitalization or merger agreement, escrow agreement or other ancillary agreements, proxies, written consents in lieu of meetings or waivers of appraisal rights

(f)If one or more Kelso Stockholders sells or assigns shares of Common Stock owned by it to an Affiliate and then proposes to sell equity securities of such Affiliate to a Third Party Investor, then the sale of such Affiliate’s equity securities to such Third Party Investor shall be subject to the provisions of this Section 6.1 as if such sale were a sale of Common Stock, provided that this Section 6.1(f) shall not apply to any transfers (i) by any limited partners of KIA VIII of interests in KIA VIII or any alternative investment vehicle of KIA VIII or (ii) by any members or direct or indirect partners of KEP VI of any interest in KEP VI or any alternative investment vehicle of KEP VI.

6.2	Drag-Along Rights.

(a)In the event that any time the Kelso Stockholders propose to sell shares of Common Stock owned by it to any Proposed Purchaser other than any Transfer
(i) pursuant to a Registration or Rule 144, or (ii) to an Affiliate, and the shares proposed to be sold, together with all shares of Common Stock previously sold by the Kelso Stockholders would represent more than 75% of the aggregate number of shares of Common Stock owned by the Kelso Stockholders immediately after the Closing, then the Kelso Stockholders may provide each other Stockholder written notice (a “Drag-Along Notice”) of such Proposed Sale and the Material Terms thereof not less than 25 business days prior to the proposed closing date of the Proposed Sale and each such Stockholder hereby agrees to sell to such Proposed Purchaser that number of shares Common Stock equal to the product of (i) the number of shares of Common Stock then held by such Stockholder multiplied by (ii) the aggregate percentage of Common Stock held by the Kelso Stockholders and their Affiliates that is represented by the Common Stock that the Kelso Stockholders and their Affiliates propose to sell in the Proposed Sale.

(b)Shares of Common Stock subject to a Drag-Along Notice will be included in the Proposed Sale pursuant hereto and to any agreement with the Proposed Purchaser relating thereto, on the same terms and subject to the same conditions applicable to the shares of Common Stock which the Kelso Stockholders and their Affiliates propose to sell in the Proposed Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by the Kelso Stockholders and the Company in connection with the Proposed Sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications, provided, however, that (x) any representations and warranties relating specifically to any Stockholder shall only be made by that Stockholder, (y) any indemnification provided by the Stockholders shall be based on the number of shares of Common Stock being sold by each Stockholder in the Proposed Sale either on a several, not joint, basis or solely with recourse to an escrow established for the benefit of the Proposed Purchaser and (z) that, with the consent of the Board and Logan’s then current chief executive officer, the Kelso Stockholders or any of their Affiliates may receive non-cash consideration in connection with the Proposed Sale that is different from the consideration received by other Stockholders so long as the per share value of the consideration to be received by the Kelso Stockholders or any of their Affiliates is no greater than that to be received by such other Stockholders (as reasonably determined by the Board in good faith). No Stockholders shall exercise any dissenter’s rights with respect to the consummation of any such Proposed Sale pursuant to this Section 6.2.

(c)Each Stockholder will, if requested by the Kelso Stockholders (or any of their Affiliates), execute and deliver a Custody Agreement and Power of Attorney in form and substance satisfactory to the Kelso Stockholders (or any such Affiliate of the Kelso Stockholders) with respect to the shares of Common Stock which are to be included in the Proposed Sale pursuant to this Section 6.2. The Custody Agreement and Power of Attorney will provide, among other things, that each such Stockholder will deliver to and deposit in custody with the Kelso Stockholders, named as the custodian and attorney-in-fact therein, a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly endorsed stock powers in blank) and irrevocably appoint the Kelso Stockholders as such Stockholder’s agent and attorney-in-fact with full power and attorney to act under a custody agreement and power of attorney on behalf of such Stockholder with respect to the matters specified therein.

(d)Each Stockholder agrees that such Stockholder will execute such other agreements as the Kelso Stockholders (or any Affiliate of the Kelso Stockholders) may reasonably request in connection with the consummation of a Proposed Sale and Drag-Along Notice and the transactions contemplated thereby, including, without limitation, any purchase, merger or recapitalization agreement, escrow agreement or other ancillary agreements, proxies, written consents in lieu of meetings or waivers of appraisal rights.

6.3    Involuntary Transfers. Any transfer of title or beneficial ownership of shares of Common Stock upon default, foreclosure, forfeit, divorce, court order or otherwise than by a voluntary decision on the part of a Stockholder (each, an “Involuntary Transfer”) shall be void unless the Stockholder complies with this Section
6.3 and enables the Company to exercise in full its rights hereunder. At least thirty days (or in any event as early as practicable) prior to any expected Involuntary Transfer of Common Stock, the Stockholder holding such Common Stock shall deliver to the Company a written notice of the expected Involuntary Transfer, including the number of shares that would be subject to such Involuntary Transfer (the “Subject Shares”) and the identity of the Person that would acquire the Subject Shares if the Involuntary Transfer were consummated. Such notice shall also state that such Stockholder is willing to sell the Subject Shares to the Company at the Fair Market Value of such Subject Shares. Such notice shall constitute an irrevocable offer by such Stockholder to sell all of the Subject Shares to Company. Within the 30-day period following the giving of such notice, Company shall be entitled to elect to purchase the Subject Shares at the price set forth in such notice.

7.Preemptive Rights. In the event that the Company or any of its Subsidiaries proposes to sell a New Issue to the Kelso Stockholders, one or more of their Affiliates or any Third Party Investor, each of the other Stockholders (provided, in the case of a Management Stockholder, that such Management Stockholder is employed by the Company or a Subsidiary at such time) shall have the right to purchase (the “Preemptive Right”), on the same terms and conditions as those of the proposed sale of the New Issue (including, without limitation, as to price), a portion of such shares of the New Issue to be sold equal to such Stockholder’s percentage ownership of the Common Stock as of a record date to be set by the Board not more than thirty (30) days prior to the date of such sale of the New Issue. The Preemptive Right shall be exercisable for a 15- day period after the Company has given written notice of the proposed sale to such

Stockholders (which notice shall be given on, prior to or as promptly as practicable after the date of the new issuance). Such notice shall state (i) the number of shares of the New

Issue to be offered to each Stockholder, (ii) the aggregate consideration to be paid for such shares by each Stockholder and (iii) the proposed date, time and location of the closing of such purchase (which shall occur within 30 days after the New Issue). At the closing of each such additional purchase, the Company shall issue and deliver to each Stockholder stock certificates representing that number of fully paid and nonassessable shares of the New Issue (or executed agreements representing equity securities other than shares) that each such Stockholder has purchased pursuant to this Section 7 and each such Stockholder shall pay to the Company by wire transfer of immediately available funds the aggregate consideration for such equity securities. Notwithstanding the foregoing or anything in this Section 7 to the contrary, the Company shall not be required to sell any shares of the New Issue to a Stockholder that is not an “accredited investor,” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act.

8.	Election of Directors.

(a)Each Stockholder (excluding the Kelso Stockholders) shall vote all of its shares of Common Stock and any other voting securities of the Company over which such Stockholder has voting control and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or bylaws), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board, stockholder meetings and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws), so that:

(i)the authorized number of directors on the Board shall be established by the Kelso Stockholders;

(ii)G. Thomas Vogel shall be elected to the Board for so long as he remains the chief executive officer of Logan’s and, following such time as G. Thomas Vogel ceases to be the chief executive officer of Logan’s, the then current chief executive officer of Logan’s shall be elected to the Board;

(iii)the remainder of the directors, which will be designated by KIA VIII, shall be elected to the Board;

(iv)the composition of the board of directors of each of the Company’s subsidiaries (a “Subsidiary Board”) shall be determined only upon the approval of the Board;

(v)any committees of the Board or a Subsidiary Board shall be created only upon the approval of the Board;

(vi)the removal from the Board or a Subsidiary Board (with or without cause) of any representative designated pursuant hereto by the Kelso Stockholders shall be at the Kelso Stockholders’ written request, but only upon such written request and under no other circumstances; and

(vii)in the event that any representative designated pursuant hereto by KIA VIII for any reason ceases to serve as a member of the Board or a Subsidiary Board during his or her term of office, the resulting vacancy on the Board or the Subsidiary Board shall be filled by a representative designated by KIA VIII.

(b)If KIA VIII fails to designate a representative to fill a directorship pursuant to the terms of this Section 8, the election of a person to such directorship shall be accomplished in accordance with the Company’s by-laws and applicable law.

(c)In order to secure each Management Stockholder’s obligation to vote its shares of Common Stock and other voting securities of the Company in accordance with the provisions of Section 8 hereof, each Management Stockholder hereby appoints KIA VIII as its true and lawful proxy and attorney-in-fact, with full power of substitution, to vote all of such Person’s shares of Common Stock and other voting securities of the Company for the election and removal of directors and all such other matters as expressly provided for in this Section 8. KIA VIII may exercise the irrevocable proxy granted to it hereunder at any time any Management Stockholder fails to comply with the provisions of this Section 8. The proxies and powers granted by each Management Stockholder pursuant to this paragraph (c) are coupled with an interest and are given to secure the performance of the obligations under this Agreement. Such proxies and powers will be irrevocable until the termination of this Agreement and will survive the death, incompetency and disability of each Management Stockholder and the holders of each of his or her respective shares of Common Stock.

9.Stock Certificate Legend. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate representing shares of Common Stock owned by the Stockholders shall bear upon its face the following legends, as appropriate:

(a)	“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE

OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS

AND UNTIL REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL TO THE STOCKHOLDER, WHICH COUNSEL MUST BE, AND THE FORM AND SUBSTANCE OF WHICH OPINION ARE, SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION OR IS OTHERWISE IN COMPLIANCE WITH THE ACT, SUCH LAWS AND THE STOCKHOLDERS AGREEMENT OF THE ISSUER, DATED AS OF NOVEMBER 19, 2010, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF (THE “STOCKHOLDERS AGREEMENT”).”

(b)
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS, AS SPECIFIED IN THE STOCKHOLDERS AGREEMENT, COPIES OF WHICH ARE ON FILE AT THE OFFICE OF THE ISSUER AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER OF SUCH SHARES UPON WRITTEN REQUEST.”

In addition, certificates representing shares of Common Stock owned by residents of certain states shall bear any legends required by the laws of such states.

All Stockholders shall be bound by the requirements of such legends. Upon a Registration of any shares of Common Stock, the certificate representing the registered shares shall be replaced, at the expense of the Company, with certificates not bearing the legends required by clauses (a) and (b) of this Section 9.

10.	Covenants; Representations and Warranties.

10.1    New Management Stockholders. Each of the Stockholders hereby agrees that any employee of the Company or any of its subsidiaries who after the date of this Agreement is offered shares of any class of Common Stock or holds stock options exercisable into shares of Common Stock shall, as a condition precedent to the acquisition of such shares of Common Stock or the exercise of such stock options, as the case may be, (a) become a party to this Agreement by executing a joinder agreement in the form of Exhibit A attached hereto and (b) if such employee is a resident of a state with a community or marital property system, cause his or her spouse to execute a

Spousal Waiver in the form of Exhibit B attached hereto, and deliver such executed joinder agreement and Spousal Waiver, if applicable, to the Company at its address specified in Section 19 hereof. Upon such execution and delivery, such employee shall be a Management Stockholder for all purposes of this Agreement. Subject to Section 12.4, with the consent of the Kelso Stockholders (and only the consent of the Kelso Stockholders), any Person who is not an employee of the Company or any of its subsidiaries may become a Stockholder under this Agreement by executing a joinder agreement in the form prescribed by the Company and such other agreements or documents as may reasonably be requested by the Company and delivering such executed joinder and other agreements and documents to the Company at its address specified in Section 19 hereof.

10.2    No Other Arrangements or Agreements. Each Stockholder hereby represents and warrants to the Company and to each other Stockholder that, except for this Agreement, the Registration Rights Agreement, the applicable stock subscription agreements, if any, with the Company (collectively, the “Stock Subscription      Agreements”) and, in the case of any affected Management Stockholder, any employment agreement with the Company and any stock option agreement of the Company applicable to such Management Stockholder, he or she has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other party with respect to the shares of Common Stock, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition of Common Stock or any interest therein or the voting of shares of Common Stock (whether or not such agreements and arrangements are with the Company or any of its subsidiaries, or other Stockholders) and each Non-Kelso Stockholder agrees that, except as expressly permitted under this Agreement, he or she will not enter into any such other arrangements or agreements.

10.3    Additional Representations and Warranties. Each Stockholder represents and warrants to the Company and each other Stockholder, as of the date such Stockholder becomes party to this Agreement, that:

(a)such Stockholder has the power, authority and capacity (or, in the case of any Stockholder that is a corporation, limited liability company or limited partnership, all corporate limited liability company or limited partnership power and authority, as the case may be) to execute, deliver and perform this Agreement;

(b)in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this Agreement by such Stockholder has been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action, as the case may be;

(c)in the case of a Stockholder that is a trust, other vehicle for the benefit of a Person or other entity or account, no consent of any beneficiary is required for the execution, delivery and performance of this Agreement;

(d)in the case of a Stockholder who is married and the Shares of such Stockholder constitute community property or otherwise requires spousal or other approval for this Agreement to be legal, valid and binding with respect to the Shares, this Agreement has been validly authorized and approved by, and constitutes a valid and binding agreement of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms;

(e)this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity;

(f)the execution, delivery and performance of this Agreement by such Stockholder does not and will not violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which such Stockholder is a party or by which such Stockholder is bound or (ii) in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the certificate of incorporation and the by-laws, the certificate of formation and the limited liability company agreement, or the certificate of limited partnership and the limited partnership agreement, as the case may be; and

(g)if such employee is a resident of a state with a community or marital property system, such employee’s spouse has executed a Spousal Waiver in the form of Exhibit B attached hereto, and such employee has delivered such executed Spousal Waiver to the Company at its address specified in Section 19 hereof.

11.Amendment and Modification. This Agreement may not be amended, modified or supplemented except by a written instrument signed by the Company and the Kelso Stockholders. Notwithstanding the foregoing, this Agreement may not be amended, modified or supplemented without the prior written consent of a majority in interest of the Stockholders, excluding the Kelso Stockholders, (based on the aggregate number of shares of Common Stock owned by the Stockholders, excluding the Kelso Stockholders, at the time of such amendment, modification or supplement) if such amendment, modification or supplement could reasonably be expected to materially and adversely affect the Stockholders, excluding the Kelso Stockholders, it being understood that amendments to the provisions relating to the Board would not materially and adversely affect any Stockholders. The Company shall notify all Stockholders promptly after any such amendment, modification or supplement shall have taken effect.

12.	Parties.

12.1    Assignment by the Company. The Company shall have the right to assign to the Kelso Stockholders all or any portion of its rights and obligations under Sections 2, 3, 5 and 6.3, provided that any such assignment or assumption is accepted by the Kelso Stockholders. If the Company has not exercised its right to purchase shares of Common Stock pursuant to any such section within 15 days of receipt by the Company of the letter, notice or other occurrence giving rise to such right, then the Kelso Stockholders shall have the right to require the Company to assign such right. The Kelso Stockholder shall have the right to assign to one or more of their Affiliates all or any of its rights to purchase shares of Common Stock pursuant to this Section 12.1.

12.2    Assignment Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that neither the Company nor any Non- Kelso Stockholder may assign any of its rights or obligations hereunder without the consent of the Kelso Stockholders unless, in the case of a Non-Kelso Stockholder, such assignment is in connection with a Transfer explicitly permitted by this Agreement and, prior to such assignment, such assignee complies with the requirements of Section 12.4.

12.3    Termination. Any Stockholder who ceases to own shares of Common Stock or any interest therein, shall cease to be a party to, or Person who is subject to, this Agreement and thereafter shall have no rights or obligations hereunder, provided, however, that a Transfer of shares of Common Stock not explicitly permitted under this Agreement shall not relieve a Non-Kelso Stockholder of any of his or her obligations hereunder. All rights and obligations pursuant to Sections 1, 2, 3, 4, 6, 7 and 8 of this Agreement shall terminate upon the occurrence of an IPO. This entire Agreement shall terminate on a sale of Common Stock by the Kelso Stockholders to a Third Party Investor, whether in a stock sale transaction, merger or otherwise, (i) following which sale a majority of the issued and outstanding shares of Common Stock are owned by Third Party Investors.

12.4    Agreements to Be Bound. Notwithstanding anything to the contrary contained in this Agreement, any Transfer of shares by a Non-Kelso Stockholder (the “Transferor”) (other than pursuant to a Registration or to Section 2) shall be permitted under the terms of this Agreement only if the transferee of such Transferor (the “Transferee”) shall agree in writing to be bound by the terms and conditions of this Agreement pursuant to an instrument of assumption reasonably satisfactory in substance and form to the Company, and in the case of a Transferee of a Management Stockholder who resides in a state with a community property system, such Transferee causes his or her spouse, if any, to execute a Spousal Waiver in the form of Exhibit A attached hereto. Upon the execution of the instrument of assumption by such Transferee and, if applicable, the Spousal Waiver by the spouse of such Transferee, such Transferee shall enjoy all of the rights and shall be subject to all of the restrictions and obligations of the Transferor of such Transferee, including, without limitation, if such Transferor was a Management Stockholder, the provisions of Section 2 and 3 (which shall continue to apply as though such Transferor were still the holder of such shares).

13.Recapitalizations, Exchanges, etc. Except as otherwise provided herein, the provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the shares of Common Stock and (b) any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for the shares of Common Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise. All share numbers and percentages shall be proportionately adjusted to reflect any stock split, stock dividend or other subdivision or combination effected after the date hereof.

14.No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is not intended to confer upon any Person, except for the parties hereto, any rights or remedies hereunder.

15.Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto or Person subject hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

16.Governing Law. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof. Each Stockholder irrevocably submits to the nonexclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each Stockholder hereby consents to service of process made in accordance with Section 19.

17.Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

18.Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party to assert its or his or her rights hereunder on any occasion or series of occasions.

19.Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally,
(b)mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, (d) sent by fax or (e) sent by email with a response confirming receipt, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i)If to the Company:

Roadhouse Holding Inc.
3011 Armory Drive, Suite 300
Nashville, TN 37204 Attention: Amy Bertauski Facsimile No.: 615-885-9057
Email: amyb@logansroadhouse.com

below.

with a copy to the Kelso Stockholders at their address set forth

(ii)If to a Non-Kelso Stockholder, to his or her attention at such Non- Kelso Stockholder’s address set forth on the signature pages hereto or joinder to this Agreement.

(iii)	If to the Kelso Stockholders, to them at: Kelso & Company
320 Park Avenue, 24th Floor New York, New York 10022
Attention: James J. Connors II, Esq. Facsimile No.: 212-223-2379 Email: jconnors@kelso.com

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

20.Headings. The headings to sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

21.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

22.Entire Agreement. This Agreement, the Registration Rights Agreement, the Stock Subscription Agreements and, in the case of any affected Management Stockholder, any employment agreement with the Company and any stock option agreement of the Company applicable to such Management Stockholder, constitute the entire agreement and understanding of the parties hereto with respect to the matters referred to herein. This Agreement and the agreements referred to in the preceding sentence supersede all prior agreements and understandings among the parties with respect to such matters. There are no representations, warranties, promises, inducements, covenants or undertakings relating to the shares of Common Stock, other than those expressly set forth or referred to herein, in the Registration Rights Agreement, the Stock Subscription Agreements or, in the case of any affected Management Stockholder, any employment agreement with the Company and any stock option agreement of the Company applicable to such Management Stockholder.

23.Injunctive Relief. The shares of Common Stock cannot readily be purchased or sold in the open market, and for that reason, among others, the Company and the Stockholders will be irreparably damaged in the event this Agreement is not specifically enforced. Each of the parties therefore agrees that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Company or any Stockholder may have. Each Stockholder hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each Stockholder hereby consents to service of process made in accordance with Section 19.

24.Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

Affiliate: Person that directly, or indirectly controls, or is controlled by, or is under common control with, the Person specified.

Board: the board of directors of the Company.

Cause: (i) with respect to any Management Stockholder who has an employment agreement with the Company or any of its Subsidiaries that defines “Cause” has the meaning set forth in such employment agreement and (ii) with respect to any other Management Stockholder means (a) such Management Stockholder’s substantial and repeated failure to perform substantially his duties as an employee of the Company or any of its Subsidiaries, (b) such Management Stockholder’s personal dishonesty, fraud, or willful misconduct in the management of the Company’s business, violation of the Company’s race or gender anti-harassment policies, (c) any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony, or any willful or material violation by such Management Stockholder of any federal, state or foreign securities laws, (d) any conviction of any other criminal act or act of material dishonesty, fraud or misconduct by such Management Stockholder, in each case, that is materially injurious to the property, operations, business or reputation of the Company or any of its Subsidiaries, or (e) the willful and material breach by such Management Stockholder of any written covenant or agreement with the Company or any of its Subsidiaries or Affiliates not to disclose any confidential information or not to compete with the Company or any of its Subsidiaries or Affiliates.

Agreement.

Closing: the closing of the acquisition of LRI pursuant to the Merger share.

Common Stock: the common stock of the Company, par value $0.01 per

Disability: (i) with respect to any Management Stockholder who has an employment agreement with the Company or any of its Subsidiaries that defines “Disability” has the meaning set forth in such employment agreement and (ii) with respect to any other Management Stockholder means such Management Stockholder’s incapacity due to physical or mental illness that (a) as determined by the Board in its reasonable discretion, shall have prevented such Management Stockholder from performing his or her duties for the Company or any of its Subsidiaries on a full-time basis for a period of 90 consecutive days or a total of 180 days during any 12-month period or (b)(i) the Board determines is likely to prevent such Management Stockholder from so performing for such period and (ii) 30 days has elapsed since delivery to such Management Stockholder of written notice of the Board’s determination and such Management Stockholder has not resumed such performance (in which case the date of termination in the case of a termination for “Disability” shall be deemed to be the last day of such 30-day period).

Good Reason: (i) with respect to any Management Stockholder who has an employment agreement with the Company or any of its Subsidiaries that defines “Good Reason”, Good Reason as defined in such employment agreement and (ii) with respect to any other Management Stockholder, means the receipt of a directive or notice (which is not rescinded within the ten (10) business day period immediately following the Management Stockholder providing the company with a written objection to such directive or notice, which objection shall be provided within thirty (30) days following the date on which the Management Stockholder receives such directive or notice or be deemed consented to) which (A) moves the Management Stockholder’s primary work site outside a 25-mile radius from his or her then primary work site, (B) materially diminishes the scope of the Management Stockholder’s duties or responsibilities or (C) reduces the Management Stockholder’s base salary or arbitrarily and without reasonable business justification reduces the Management Stockholder’s bonus opportunities or equity compensation opportunities (when compared with the levels of opportunity then applicable to other similarly situated employees of the Company).

IPO: an underwritten initial public offering of Common Stock having an aggregate offering value (measured by the Company’s proceeds before underwriters’ discounts and selling commissions) of at least $50 million and after which an established trading market exists for the Common Stock.

New Issue: (i) any shares of equity securities, whether authorized now or not; (ii) any rights, options or warrants to purchase equity securities; and (iii) any securities that are, or may become, convertible into or exchangeable for Common Stock or other equity securities; provided that, the term “New Issue” does not include: (A) any securities offered to the public pursuant to a registration statement approved by the Board and filed pursuant to the Securities Act (provided, that the Registration Rights Agreement shall not have then been terminated); (B) any securities issued as acquisition consideration in connection with the acquisition of another Person by the Company by merger, stock purchase, purchase of substantially all the assets of such Person or otherwise or other reorganization approved by the Board; (C) any securities issued in connection with any borrowings by the Company or any of its Subsidiaries from recognized financial institutions that are not affiliated with any Stockholder, which are approved by the Board, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument; (D) any securities issued in connection with any equipment leases in the ordinary course of business that are approved by the Board; (E) any shares of Common Stock or other securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option plan, stock purchase plan, stock bonus arrangement or other similar plan approved by the Board; (F) any securities issued in connection with any stock split, reverse stock split, stock dividend, merger, recapitalization or other similar event if an adjustment has been made to the shares held by all Stockholders as a result of such event and (G) with the consent of Logan’s then current chief executive officer, one or more sales of securities to any Third Party Investor not exceeding $10 million in the aggregate.

Person: an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Registration: the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

Registration Rights Agreement: the Registration Rights Agreement, dated as of the date hereof, among the parties hereto.

Stock Subscription Agreements: each of (i) the Subscription Agreements by and between the Company and each of the Management Stockholders party hereto and
(ii) the Subscription Agreements of even date herewith by and between the Company and the Kelso Stockholders.

Subsidiary: any corporation a majority of whose outstanding voting securities is owned, directly or indirectly, by the Company.

Stockholders.

Third Party Investor: any Person other than an Affiliate of the Kelso

Transfer: any direct or indirect sale, assignment, mortgage, transfer, pledge, hypothecation or other disposal.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ROADHOUSE HOLDING INC.

By: /s/ George T. Vogel
Name: George T. Vogel
Title: CEO/ President

Kelso Stockholders:

KELSO INVESTMENT ASSOCIATES Vlll, L.P.

By: Kelso GP VIII, L.P., its general partner By: Kelso GP VIII, LLC, its general partner

By:    _

Name:
Title:

James J. Connors II, Esq Managing Member

KEP VT, LLC

By:    _

Name:
Title:

James J. Connors II, Esq Managing Member

[Signature Page to Roadhouse Holding Inc. Stockholders Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ROADHOUSE HOLDING INC.

By:

Name: Title:

Kelso Stockholders:

KELSO INVESTMENT ASSOCIATES VIII, L.P.

By: Kelso GP VIII, L.P., its general partner
By: Kelso GP VIII, LLC, its general partner

By: /s/ James J. Conners II    _
Name: James J. Conners II, Esq.
Title: Managing Member

KEP VT, LLC

By: /s/ James J. Conners II    _
Name: James J. Conners II, Esq.
Title: Managing Member

Exhibit A

MANAGEMENT STOCKHOLDER JOINDER AGREEMENT

Reference is hereby made to the Stockholders Agreement, dated as of November 19, 2010 (as the same has been and may be amended, supplemented or modified from time to time, the “Stockholders Agreement”), among Roadhouse Holding Inc., a Delaware corporation (the “Company”) and each of the stockholders of the Company whose name appears on the signature pages thereto or who became a party thereto.

The undersigned signatory agrees, by execution hereof, to become a party to, to adhere to and to be bound by the terms and provisions of the Stockholders Agreement as a Management Stockholder (as defined in the Stockholders Agreement) party thereto and to have the rights and be subject to the restrictions, conditions and obligations of a Management Stockholder set forth in the Stockholders Agreement. This joinder agreement shall take effect and shall become a part of said Stockholders Agreement as of the date first written above (or, if earlier, the effective date of the relevant issuance or transfer of the shares of capital stock to the undersigned).

[NAME OF NEW STOCKHOLDER]

By:      Name:      Title:      Address:

Email:

Acknowledged by: ROADHOUSE HOLDING INC.

By:_	Name:
Title:

23276698v6

Exhibit B

SPOUSAL ACKNOWLEDGEMENT

The undersigned is fully aware of, understands and fully consents and agrees to the provisions of the Stockholders Agreement of Roadhouse Holding Inc., dated as of November , 2010, as the same shall be amended from time to time (the “Agreement”), and its binding effect upon any community property interests or similar marital property interests in the shares of Common Stock the undersigned may now or hereafter own, and agrees that the termination of the undersigned’s marital relationship with any Stockholder for any reason shall not have the effect of removing any shares of Common Stock otherwise subject to this Agreement from the terms of this Agreement and that the undersigned’s awareness, understanding, consent and agreement are evidenced by the execution hereof.

Name:

Exhibit D Registration Rights Agreement
[attached]

EXECUTION COPY

REGISTRATION RIGHTS AGREEMENT

ROADHOUSE HOLDING INC.

Dated as of November 19, 2010

TABLE OF CONTENTS

Page

1.	Registrations Upon Request 1

1.1	Requests by the Kelso Stockholders 1

1.2	Registration Statement Form 3

1.3	Expenses 3

1.4	Priority in Demand Registrations 4

2.	Piggyback Registrations. 4

3.	Registration Procedures 6

4.	Underwritten Offerings. 10

4.1	Underwriting Agreement 10

4.2	Selection of Underwriters 11

5.	Holdback Agreements 11

6.	Preparation; Reasonable Investigation 13

7.	No Grant of Future Registration Rights 13

8.	Indemnification 13

8.1	Indemnification by the Company 13

8.2	Indemnification by the Sellers 14

8.3	Notices of Claims, etc 15

8.4	Other Indemnification 16

8.5	Indemnification Payments 16

8.6	Other Remedies 16

9.	Representations and Warranties 17

10.	Definitions. 17

11.	Miscellaneous. 20

11.1	Rule 144, etc 20

11.2	Successors, Assigns and Transferees 20

11.3	Stock Splits, etc 20

11.4	Amendment and Modification 21

11.5	Additional Stockholders 21

11.6	Governing Law, etc 21

11.7	Invalidity of Provision 21

11.8	Notices 21

11.9	Headings; Execution in Counterparts. 23

11.10	Injunctive Relief 23

11.11	Term 23

11.12	Further Assurances 24

11.13	No Third Party Beneficiaries. 24

11.14	Entire Agreement 24

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of November 19, 2010 among Roadhouse Holding Inc., a Delaware corporation (the “Company”), Kelso Investment Associates VIII, L.P. (“KIA VIII”), a Delaware limited partnership, KEP VI, LLC, a Delaware limited liability company (“KEP VI” and, together with KIA VIII, the “Kelso Stockholders”), those employees of the Company or its subsidiaries named on the signature pages hereto (collectively, the “Management Stockholders”) and any other Person who may become a party to this Agreement pursuant to Section 11.5 (together with the Kelso Stockholders and the Management Stockholders, the “Stockholders”).
Capitalized terms used herein without definition are defined in Section 10.

WHEREAS, the Kelso Stockholders and the Management Stockholders have purchased or, simultaneously with the execution of this Agreement, are purchasing shares of Common Stock;

WHEREAS, the parties hereto wish to set forth certain rights and obligations with respect to the registration of the shares of Common Stock under the Securities Act.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:

1.Registrations Upon Request.

1.1    Requests by the Kelso Stockholders.

(a)    Notice of Request. At any time, and from time to time, the Kelso Stockholders shall have the right to request that the Company effect the registration under the Securities Act of all or a portion of the Registrable Securities owned by the Kelso Stockholders, each such request to specify the intended method or methods of disposition thereof (it being understood that the right to request registration on a Shelf Registration Statement shall be governed by Section 1.1(b)). Upon any such request, the Company will promptly, but in any event within 15 days, give written notice of such request to all holders of Registrable Securities and thereupon the Company will, subject to Section 1.4, use its best efforts to effect the prompt registration under the Securities Act of:

(i)    the Registrable Securities which the Company has been so requested to register by the Kelso Stockholders, and

(ii)    all other Registrable Securities which the Company has been requested to register by the holders thereof (provided that such request shall not be for a greater portion of such holder’s Registrable Securities than the portion requested by the Kelso Stockholders) by written request given to the Company by such holders within 15 days after the giving of such written notice by the Company to such holders, all to the extent required to permit the disposition of the Registrable Securities so to be registered in accordance with the intended method or methods of disposition of the Kelso Stockholders.

(b)    Shelf Registration. The right of the Kelso Stockholders to request a registration of Registrable Securities pursuant to Section 1.1(a) shall include the right to request that the Company file a registration statement to permit the requesting holder to sell Registrable Securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Commission) in accordance with the intended method or methods of disposition by such requesting holder (a “Shelf Registration Statement”). Notwithstanding anything to the contrary herein,

(i)    upon any Shelf Registration Statement having been declared effective, the Company shall use reasonable best efforts to keep such Shelf Registration Statement continuously effective until the earlier of (x) such time as all Registrable Securities that could be sold under such Shelf Registration Statement have been sold or are no longer outstanding and (y) two years from the date of effectiveness;

(ii)    if at any time following the effectiveness of any Shelf Registration Statement, the Kelso Stockholders desire to sell Registrable Securities pursuant thereto, the Kelso Stockholders shall notify the Company of such intent at least ten Business Days prior to any such sale (any such proposed transaction, a “Take-down Transaction”), and the Company thereupon shall, subject to Section 1.1(c), prepare and file within ten Business Days a prospectus supplement or post-effective amendment to the Shelf Registration Statement, as necessary, to permit the consummation of such Take-down Transaction;

(iii)    upon receipt of notice from the Kelso Stockholders regarding a Take-down Transaction as provided in clause (ii) of this Section 1.1(b), the Company shall immediately deliver notice to any other holders of Registrable Securities whose Registrable Securities have been included in such Shelf Registration Statement and shall permit such holders to participate in such Take-down Transaction (subject to Section 1.4), it being understood, for the avoidance of doubt, that no holder other than the Kelso Stockholders shall have the right to initiate a Take-Down Transaction; and

(iv)    each holder who participates in a Take-Down Transaction shall be deemed through such participation to have represented to the Company that any information previously supplied by such holder, unless modified by such holder by written notice to the Company, remains accurate as of the date of the prospectus supplement or amendment to the Shelf Registration Statement, as applicable.

(c)    Blackout. Notwithstanding the foregoing, but subject to the rights of holders of Registrable Securities under Section 2, (a) if the Board determines in its good faith judgment, after consultation with a firm of nationally recognized underwriters, that a requested registration under this Section 1.1 will have a material and adverse effect on the offering price of a then contemplated IPO, the Company may defer the filing (but not the preparation) of the registration statement which is required to effect such registration during the period starting with the 30th day immediately preceding the date of anticipated filing by the Company of the registration statement and ending on the later of (i) a date 60 days following the effective date of the registration statement relating to such IPO or
(ii) such later date (not to exceed 180 days) as may be required by the managing underwriter of the IPO; provided that at all times the Company is in good faith using all reasonable efforts to cause such registration statement to be filed as soon as possible; and provided, further, that such period shall end on such earlier date as may be permitted by the underwriters of such underwritten public offering, and
(b) if the Company shall at any time (including upon receipt of notice regarding a Take-down Transaction) furnish to the Kelso Stockholders a Material Event Notice, the Company may defer the filing (but not the preparation) of a registration statement (or prospectus supplement or post-effective amendment, as applicable) to be filed pursuant to this Section 1.1 for up to 60 days (but the Company shall use its best efforts to complete the transaction and file the registration statement as soon as possible).

1.2    Registration Statement Form. A registration requested pursuant to Section 1.1 shall be effected by the filing of a registration statement on a form agreed to by the Kelso Stockholders.

1.3    Expenses. The Company shall pay all Registration Expenses in connection with any registration requested under Section 1.1; provided that each seller of Registrable Securities shall pay (a) all Registration Expenses to the extent required to be paid by such seller under applicable law and (b) its pro rata share (based on the number of Registrable Securities included in such offering) of all underwriting discounts and commissions and transfer taxes, if any.

1.4    Priority in Demand Registrations. If a registration pursuant to Section 1.1 (including any Take-down Transaction) involves an underwritten offering, and the managing underwriter (or, in the case of an offering which is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each Person requesting registration of Registrable Securities) that, in its view, the number of securities requested, and otherwise proposed to be included in such registration, exceeds the number which can be sold in such offering without materially and adversely affecting the offering price, the Company shall include in such registration, first, the Registrable Securities of the Stockholders on a pro rata basis (based on the number of shares of Registrable Securities owned by each such Stockholder), and second, the securities, if any, being sold by the Company up to the amount which the Company is so advised can be sold in such offering without such material adverse effect. Notwithstanding the foregoing, the Management Stockholders shall not be entitled to participate in any such registration requested by the Kelso Stockholders (including any Take-down Transaction) to the extent that the Board, in consultation with the managing underwriter (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) shall determine in good faith, that the participation of such Management Stockholders would materially and adversely affect the marketability or offering price of the securities being sold in such registration, it being understood that the Company shall include in such registration that number of shares of the Management Stockholders which can be sold in such offering without materially and adversely affecting the marketability or offering price of the other securities to be sold in such registration. In the event of any such determination under this Section 1.4, the Company shall give the affected holders of Registrable Securities notice of such determination and in lieu of the notice otherwise required under Section 1.1.

2.Piggyback Registrations. If the Company at any time proposes to register any of its equity securities under the Securities Act for its own account (including, but not limited to, a Shelf Registration Statement, but other than pursuant to (i) a registration on Form S-4 or S-8 or any successor form or (ii) a registration of securities which are a combination of debt and equity), then the Company shall give prompt written notice to all holders of Registrable Securities regarding such proposed registration. Upon the written request of any such holder made within 15 days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such holder and the intended method or methods of disposition thereof), the Company shall use its best efforts to effect the registration under the Securities Act of such Registrable Securities on a pro rata basis (based on the number of shares of Registrable Securities owned by each such Stockholder) in accordance with such intended method or methods of disposition; provided that:

(a)(i) the Company shall not include Registrable Securities in such proposed registration to the extent that the Board shall have determined, after consultation with the managing underwriter for such offering, that their inclusion would materially and adversely affect the offering price and (ii) the Company shall not include Registrable Securities of any Management Stockholder in any proposed registration pursuant to this Section 2 to the extent that the Board, in consultation with the managing underwriter (or, in the case of an offering that is not underwritten, a nationally recognized investment banker) shall determine in good faith that the participation of such Management Stockholder would materially and adversely affect the marketability or the offering price of the securities being sold in such registration; provided, that in the event of any such determination under clause (i) or (ii), the Company shall give the affected holders of Registrable Securities notice of such determination in lieu of the notice otherwise required by the first sentence of this Section 2;

(b)if, at any time after giving written notice (pursuant to this Section 2) of its intention to register equity securities and prior to the effective date of the registration statement filed in connection with such registration, the
Company shall determine for any reason not to register such equity securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities and, thereupon, shall not be obligated to register any Registrable Securities in connection with such registration (but shall nevertheless pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of the Kelso Stockholders that a registration be effected under Section 1.1; and

(c)if in connection with a registration pursuant to this Section 2, the managing underwriter of such registration (or, in the case of an offering that is not underwritten, a nationally recognized investment banking firm) shall advise the Company in writing (with a copy to each holder of Registrable Securities requesting registration thereof) that the number of securities requested and otherwise proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the offering price of the securities being sold in such registration, then in the case of any registration pursuant to this Section 2, the Company shall include in such registration to the extent of the number which the Company is so advised can be sold in such offering without such material adverse effect, first, the securities, if any, being sold by the Company, and second, the Registrable Securities of the Stockholders, on a pro rata basis (based on the number of shares of Registrable Securities owned by each such Stockholder).

The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 2; provided that each seller of Registrable Securities shall pay (a) all Registration Expenses to the extent required to be paid by such seller under applicable law and (b) its pro rata share (based on the number of Registrable Securities included in such offering) of all underwriting discounts and commissions and transfer taxes, if any. No registration effected under this Section 2 shall relieve the Company from its obligation to effect registrations under Section 1.1.

3.Registration Procedures. Subject to Section 1.1(b), if and whenever the Company is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to Sections 1.1 or 2, the Company shall promptly:

(a)prepare, and as soon as practicable, but in any event within 60 days thereafter, file with the Commission, a registration statement with respect to such Registrable Securities, make all required filings with FINRA and use its best efforts to cause such registration statement to become effective as soon as practicable;

(b)prepare and promptly file with the Commission such amendments and post-effective amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for so long as is required to comply with the provisions of the Securities Act and to complete the disposition of all securities covered by such registration statement in accordance with the intended method or methods of disposition thereof, but (other than in the case of a Shelf Registration Statement) in no event for a period of more than six months after such registration statement becomes effective;

(c)furnish copies of all documents proposed to be filed with the Commission in connection with such registration to (i) counsel selected by the Kelso Stockholders, which counsel may also be counsel to the Company, and (ii) each seller of Registrable Securities (provided, that in the case of the initial filing of a registration statement, such furnishing of copies may occur within five business days of such initial filing) and such documents shall be subject to the review of such counsel (which review shall be reasonably prompt); provided that the Company shall not file any registration statement or any amendment or post- effective amendment or supplement to such registration statement or the prospectus used in connection therewith to which such counsel shall have reasonably objected on the grounds that such registration statement amendment, supplement or prospectus does not comply (explaining why) in all material respects with the requirements of the Securities Act or of the rules or regulations thereunder;

(d)furnish to each seller of Registrable Securities, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits and documents filed therewith) and such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller in accordance with the intended method or methods of disposition thereof;

(e)use its best efforts to register or qualify such Registrable Securities covered by such registration statement under the securities or blue sky laws of such jurisdictions as each seller shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition of such Registrable Securities in such jurisdictions in accordance with the intended method or methods of disposition thereof; provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, subject itself to taxation in any jurisdiction wherein it is not so subject, or take any action which would subject it to general service of process in any jurisdiction wherein it is not so subject;

(f)use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies, authorities or self-regulatory bodies as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities in accordance with the intended method or methods of disposition thereof;

(g)	in any underwritten offering, furnish to the Kelso Stockholders:

(i)an opinion of counsel for the Company experienced in securities law matters, dated the effective date of the registration statement (and, if such registration includes an underwritten public offering, the date of the closing under the underwriting agreement), and

(ii)a “comfort” letter, dated the effective date of such registration statement (and if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have issued an audit report on the Company’s financial statements included in the registration statement,

covering such matters as are customarily covered in opinions of counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities and such other matters as the Kelso Stockholders may reasonably request;

(h)notify each seller of any Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event or existence of any fact as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing,
(i)in the case of a Shelf Registration Statement, if a Stockholder has provided notice of an intent to sell, within five Business Days of such notice and (ii) in the case of any other registration statement hereunder, as promptly as is practicable but in any event, no later than 30 days after the Company receives notice of such event(s) or fact(s) (except in the case of clause (i) or (ii) to the extent the Company delivers a Material Event Notice, in which case such period may be up to 60 days but shall end upon public disclosure of the material transaction which necessitated such Material Event Notice), prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(i)otherwise comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement of the Company (in form complying with the provisions of Rule 158 under the Securities Act) covering the period of at least 12 months, but not more than 18 months, beginning with the first month after the effective date of such registration statement;

(j)notify each seller of any Registrable Securities covered by such registration statement (i) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to such registration statement or any post-effective amendment, when the same has become effective,
(ii)of any request by the Commission for amendments or supplements to such registration statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the Commission of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or of the institution of any proceedings for any of such purposes;

(k)use every reasonable effort to obtain the lifting of any stop order that might be issued suspending the effectiveness of such registration statement at the earliest possible moment;

(l)use its best efforts (i) (A) to list such Registrable Securities on any securities exchange on which the equity securities of the Company are then listed or, if no such equity securities are then listed, on an exchange selected by the Company, if such listing is then permitted under the rules of such exchange, or
(B) if such listing is not practicable, to secure designation of such securities as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 under the Exchange Act or, failing that, to secure NASDAQ authorization for such Registrable Securities, and, without limiting the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA, and (ii) to provide an independent transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement and to instruct such transfer agent (A) to release any stop transfer order with respect to the certificates with respect to the Registrable Securities being sold and (B) to furnish certificates without restrictive legends representing ownership of the shares being sold, in such denominations requested by the sellers of the Registrable Securities or the lead underwriter;

(m)enter into such agreements and take such other actions as the sellers of Registrable Securities or the underwriters reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, preparing for, and participating in, such number of “road shows” and all such other customary selling efforts as the underwriters reasonably request in order to expedite or facilitate such disposition;

(n)furnish to any holder of such Registrable Securities, and to any underwriter, counsel, accountant or other agent retained by such holder or underwriter on a confidential basis such information and assistance as such holder or underwriter may reasonably request in connection with any “due diligence” effort which such seller deems appropriate; and

(o)use its best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

As a condition to its registration of Registrable Securities of any prospective seller, the Company may require such seller of any Registrable Securities as to which any registration is being effected to execute powers-of-attorney, custody arrangements and other customary agreements appropriate to facilitate the offering and to furnish to the Company such information regarding such seller, its ownership of Registrable Securities and the disposition of such Registrable Securities as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith. Each such holder agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such holder not materially misleading.

The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, which refers to any holder of Registrable Securities, or otherwise identifies any holder of Registrable Securities as the holder of any Registrable Securities, without the consent of such holder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law, in which case the Company will provide written notice to such holder no less than five days prior to such amendment of or supplement to the prospectus.

By acquisition of Registrable Securities, each holder of such Registrable Securities shall be deemed to have agreed that upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(h), such holder will promptly discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(h). If so directed by the Company, each holder of Registrable Securities will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, in such holder’s possession of the prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that the Company shall give any such notice, the period mentioned in Section 3(a) shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of any Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 3(h).

4.	Underwritten Offerings.

4.1    Underwriting Agreement. If requested by the underwriters for any underwritten offering pursuant to a registration requested under Section 1.1 or 2 (including any Take-down Transaction), the Company shall enter into an underwriting agreement with the underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the underwriters and to the Kelso Stockholders.

Any such underwriting agreement shall contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in Section 8. Each holder of Registrable Securities to be distributed by such underwriter who owns 10% or more of the Common Stock (computed on a fully diluted basis) at the time of such offering and any other holder of Registrable Securities selling shares of Common Stock in such underwritten offering requested by such underwriter shall be a party to such underwriting agreement and may, at such holder’s option, require that any or all of the representations and warranties by, and the agreements on the part of, the Company to and for the benefit of such underwriters be made to and for the benefit of such holder of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such holder of Registrable Securities. No Stockholder in its capacity as stockholder and/or controlling person (but not in its capacity as a director or officer of the Company) shall be required by any underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such holder, the ownership of such holder’s Registrable Securities and such holder’s intended method or methods of disposition and any other representation required by law or to furnish any indemnity to any Person which is broader than the indemnity furnished by such holder pursuant to Section 8.2.

4.2    Selection of Underwriters. If the Company at any time proposes to register any of its securities under the Securities Act for sale for its own account pursuant to an underwritten offering, the Company will have the right to select the managing underwriter (which shall be of nationally recognized standing) to administer the offering, with consent of the Kelso Stockholders, such consent not to be unreasonably withheld. Notwithstanding the foregoing sentence, whenever a registration requested pursuant to Section 1.1 is for an underwritten offering, the Kelso Stockholders will have the right to select the managing underwriter (which shall be of nationally recognized standing) to administer the offering, but only with the approval of the Company, such approval not to be unreasonably withheld.

5.	Holdback Agreements.

(a)If and whenever the Company proposes to register any of its equity securities under the Securities Act for its own account (other than pursuant to (i) a registration on Form S-4 or S-8 or any successor form or (ii) a registration of securities which are a combination of debt and equity) or is required to use its best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 1.1 or 2, each (x) Kelso Stockholder, upon written request of the managing underwriter for any underwritten offering, agrees and (y) holder of Registrable Securities (other than the Kelso Stockholders) agrees by acquisition of such Registrable Securities not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, or to request registration under Section 1.1 of any Registrable Securities within seven days prior to and 90 days (unless advised by the managing underwriter that a longer period, not to exceed 180 days, is required, or such shorter period as the managing underwriter for any underwritten offering may agree) after the effective date of the registration statement relating to such registration (the “Trigger Date”), except as part of such registration or unless, in the case of a sale or distribution not involving a public offering, the transferee agrees in writing to be subject to this Section 5, even if such Registrable Securities cease to be Registrable Securities upon such transfer; provided that, with respect to any Shelf Registration Statement, the Trigger Date shall be the pricing of any offering made under such registration statement. If requested by such managing underwriter, each holder of Registrable Securities agrees to execute an agreement to such effect with the Company and consistent with such managing underwriter’s customary form of holdback agreement.

(b)The Company agrees not to effect any public sale or distribution of its equity securities or securities convertible into or exchangeable or exercisable for any of such securities within seven days prior to and 90 days (or such longer period, not to exceed 180 days, which may be required by the managing underwriter, or such shorter period as the managing underwriter may agree) after the Trigger Date with respect to any registration statement filed pursuant to Section 1.1 (except (i) as part of such registration, (ii) as permitted by any related underwriting agreement, (iii) pursuant to an employee equity compensation plan,
(iv) pursuant to an acquisition or strategic relationship, bank or equipment financing or similar transaction, (v) pursuant to a registration on Form S-4 or S-8 or any successor form and (vi) pursuant to a registration of securities which are a combination of debt and equity; provided that, with respect to any Shelf Registration Statement, the Trigger Date shall be the pricing of any offering made under such registration statement. In addition, if, and to the extent requested by the managing underwriter, the Company shall use its best efforts to cause each holder (other than any holder already subject to Section 5(a)) of its equity securities or any securities convertible into or exchangeable or exercisable for any of such securities, whether outstanding on the date of this Agreement or issued at any time after the date of this Agreement (other than any such securities acquired in a public offering), to agree not to effect any such public sale or distribution of such securities during such period, except as part of any such registration if permitted, and to cause each such holder to enter into an agreement to such effect with the Company and consistent with such managing underwriter’s customary form of holdback agreement.

6.Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company shall give the underwriters, counsel to such underwriters and counsel referred to in clause (c) of Section 3 the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and shall give such counsel access to the financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries and opportunities to discuss the business of the Company with its officers and the independent public accountants who have issued audit reports on its financial statements in each case as shall be reasonably requested by such underwriters, counsel to such underwriters, accountants, agents and counsel for holders of Registrable Securities in connection with such registration statement.

7.No Grant of Future Registration Rights. Except for Persons who become party to this Agreement in accordance with Section 11.5, the Company shall not grant any other demand or piggyback registration rights to any other Person without the prior written consent of the Kelso Stockholders.

8.	Indemnification.

8.1    Indemnification by the Company. In the event of any registration of any Registrable Securities pursuant to this Agreement, the Company shall indemnify, defend and hold harmless (a) each seller of such Registrable Securities, (b) the directors, members, stockholders, officers, partners, employees, agents and Affiliates of such seller,
(c)each Person who participates as an underwriter in the offering or sale of such securities and (d) each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any of the foregoing (“Controlling Persons”) against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof), jointly or severally, directly or indirectly, based upon or arising out of (i) any untrue statement or alleged untrue statement of a fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus, summary prospectus or free writing prospectus (when taken together with the related prospectus) contained therein or used in connection with the offering of securities covered thereby, offering circular, notification, pricing disclosure or like document, or any amendment or supplement to any of the foregoing, or (ii) any omission or alleged omission to state a fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with enforcing its rights hereunder or under the underwriting agreement entered into in connection with such offering or investigating, preparing, pursuing or defending any such loss, claim, damage, liability, action or proceeding, except insofar as any such loss, claim, damage, liability, action, proceeding or expense arises out of or is based upon an untrue statement or omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, free writing prospectus, offering circular, notification, pricing disclosure, like document or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller or any of its Controlling Persons expressly for use in the preparation thereof in accordance with the second sentence of Section 8.2. Such indemnity shall remain in full force and effect, regardless of any investigation made by such indemnified party and shall survive the transfer of such Registrable Securities by such seller. If the Company is entitled to, and does, assume the defense of the related action or proceedings provided herein, then the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed).

8.2    Indemnification by the Sellers. The Company may require as a condition to including any Registrable Securities in any registration statement filed pursuant to Section 1.1, or 2 (including any Take-down Transaction) that the Company shall have received an undertaking satisfactory to it from each of the prospective sellers of such Registrable Securities to indemnify and hold harmless, severally, not jointly, in the same manner and to the same extent as set forth in Section 8.1, the Company, its directors, officers, employees, agents and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company, with respect to any statement or alleged statement in or omission or alleged omission from such registration statement, any preliminary prospectus, final prospectus, summary prospectus or free writing prospectus (when taken together with the related prospectus) contained therein, offering circular, notification, pricing disclosure or like document, or any amendment or supplement to any of the foregoing, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such seller expressly for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, free writing prospectus, amendment or supplement. The Company and the holders of the Registrable Securities in their capacities as stockholders and/or controlling persons (but not in their capacities as managers of the Company) hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such holders, the only information furnished or to be furnished to the Company for use in any registration statement, preliminary prospectus, final prospectus, summary prospectus, free writing prospectus, offering circular, notification, pricing disclosure or like document relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) the beneficial ownership of shares of Common Stock by such holder and its Affiliates and (b) the name and address of such holder and its Affiliates. If any additional information about such holder or the plan of distribution (other than for an underwritten offering) is specifically required by law to be disclosed in any such document, then such holder shall not unreasonably withhold its agreement referred to in the immediately preceding sentence of this Section 8.2. Such indemnity shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such Registrable Securities by such seller. The indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such seller (which consent shall not be unreasonably withheld or delayed). The indemnity provided by each seller of Registrable Securities under this Section 8.2 shall be limited in amount to the net amount of proceeds actually received by such seller from the sale of Registrable Securities pursuant to such registration statement (or prospectus, as applicable).

8.3    Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 8, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the indemnifying party of the commencement of such action or proceeding; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 8, except to the extent that the indemnifying party is materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate therein and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof except for the reasonable fees and expenses of any counsel retained by such indemnified party to monitor such action or proceeding. Notwithstanding the foregoing, if such indemnified party reasonably determines, based upon advice of independent counsel, that a conflict of interest may exist between the indemnified party and the indemnifying party with respect to such action and that it is advisable for such indemnified party to be represented by separate counsel, such indemnified party may retain other counsel, reasonably satisfactory to the indemnifying party, to represent such indemnified party, and the indemnifying party shall pay all reasonable fees and expenses of such counsel. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

8.4    Other Indemnification. Indemnification similar to that specified in the preceding paragraphs of this Section 8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration (other than under the Securities Act) or other qualification of such Registrable Securities under any federal or state law or regulation of any governmental authority.

8.5    Indemnification Payments. Any indemnification required to be made by an indemnifying party pursuant to this Section 8 shall be made by periodic payments to the indemnified party during the course of the action or proceeding, as and when bills are received by such indemnifying party with respect to an indemnifiable loss, claim, damage, liability or expense incurred by such indemnified party.

8.6    Other Remedies. If for any reason any indemnification specified in the preceding paragraphs of this Section 8 is unavailable, or is insufficient to hold harmless an indemnified party, other than by reason of the exceptions provided therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, actions, proceedings or expenses in such proportion as is appropriate to reflect the relative benefits to and relative fault of the indemnifying party, on the one hand, and the indemnified party on the other hand, in connection with the statements or omissions or alleged statements or omissions which resulted in such losses, claims, damages, liabilities, actions, proceedings or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statements or omissions. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the other provisions of this Section 8, in respect of any claim for indemnification pursuant to this Section 8, no indemnifying party (other than the Company) shall be required to contribute pursuant to this Section 8.6 any amount in excess of (a) the net proceeds received and retained by such indemnifying party from the sale of its Registrable Securities covered by the applicable registration statement, preliminary prospectus, final prospectus or supplement or amendment thereto, filed pursuant hereto, minus (b) any amounts previously paid by such indemnifying party pursuant to this Section 8 in respect of such claim, it being understood that insofar as such net proceeds have been distributed by any indemnifying party to its partners, stockholders or members, the amount of such indemnifying party’s contribution hereunder shall be limited to the net proceeds which it actually recovers from its partners, stockholders or members based upon their relative fault and that to the extent that such indemnifying party has not distributed such net proceeds, the amount such indemnifying party’s contribution hereunder shall be limited by the percentage of such net proceeds which corresponds to the percentage equity interests in such indemnifying party held by those of its partners, stockholders or members who have been determined to be at fault. No party shall be liable for contribution under this Section 8.6 except to the extent and under such circumstances as such party would have been liable for indemnification under this Section 8 if such indemnification were enforceable under applicable law.

9.Representations and Warranties. Each Stockholder represents and warrants to the Company and each other Stockholder, as of the date such Stockholder becomes a party to this Agreement, that:

(a)such Stockholder has the power, authority and capacity (or, in the case of any Stockholder that is a corporation, limited liability company or limited partnership, all corporate, limited liability company or limited partnership power and authority, as the case may be) to execute, deliver and perform this Agreement;

(b)in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this Agreement by such Stockholder has been duly and validly authorized and approved by all necessary corporate, limited liability company or limited partnership action, as the case may be;

(c)this Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity; and

(d)the execution, delivery and performance of this Agreement by such Stockholder does not and will not violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which such Stockholder is a party or by which such Stockholder is bound or (ii) in the case of a Stockholder that is a corporation, limited liability company or limited partnership, the certificate of incorporation, certificate of formation, certificate of limited partnership, by-laws, limited liability company agreement or limited partnership agreement, as the case may be.

10.Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

Affiliate: a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

Board: the board of directors of the Company.

Business Day: means any day on which banks are not required or authorized to close in the City of New York.

Commission: the Securities and Exchange Commission.

Common Stock: the Common Stock of the Company, par value $.01 per share, or any other securities of the Company or any other Person issued with respect to such Common Stock by way of a conversion, exchange, replacement, stock dividend or stock split or other distribution in connection with a combination of shares, conversion exchange, replacement, recapitalization, merger, consolidation or other reorganization or otherwise.

Exchange Act: the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

FINRA: Financial Industry Regulatory Authority, Inc.

IPO: an underwritten initial public offering of Common Stock having an aggregate offering value (measured by the Company’s proceeds before underwriters’ discounts and selling commissions) of at least $50 million and after which an established trading market exists for the Common Stock.

Material Event Notice: a certificate signed by the President of the Company stating that the Company has pending or in process, as of the date of such certificate, a material transaction (including, but not limited to, a financing transaction), the disclosure of which would, in the good faith judgment of the Board, materially and adversely affect the Company.

NASDAQ: the Nasdaq National Market.

Person: an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

Registrable Securities: the shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) by the Kelso Stockholders, the Management Stockholders, any other Stockholders or the Permitted Transferees (as such term is defined in Section 11.2), except for any shares of Common Stock beneficially owned (x) by a Management Stockholder that were issued to such Management Stockholder pursuant to an effective registration statement under the Securities Act on Form S-8 or (y) by a Stockholder (excluding Kelso Stockholders) that may be sold by such Stockholder pursuant to Rule 144 under the Securities Act (or any similar provision then in force under the Securities Act). As to any particular shares of Common Stock, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) in the case of Stock held by a Management Stockholder, a registration statement on Form S-8 with respect to the sale of such securities shall have become effective under the Securities Act, (iii) they shall have been sold to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in force under the Securities Act) such that the further disposition of such Shares by the transferee or assignee is not further restricted under the Securities Act, (iv) they shall have been otherwise transferred other than to a Permitted Transferee and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any similar state law then in force or (v) they shall have ceased to be outstanding. Any and all shares of Common Stock which may be issued in respect of, in exchange for, or in substitution for any Registrable Securities, whether by reason of any stock split, stock dividend, reverse stock split, recapitalization, combination or otherwise, shall also be “Registrable Securities” hereunder.

Registration Expenses: all expenses incident to the Company’s performance of or compliance with any registration pursuant to this Agreement, including, without limitation, (i) registration, filing and FINRA fees, (ii) fees and expenses of complying with securities or blue sky laws, (iii) fees and expenses associated with listing securities on an exchange or NASDAQ, (iv) word processing, duplicating and printing expenses, (v) messenger and delivery expenses, (vi) transfer agents’, trustees’, depositories’, registrars’ and fiscal agents’ fees, (vii) fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “comfort” letters, (viii) reasonable fees and disbursements of the counsel retained by the sellers of Registrable Securities, which counsel shall be designated in the manner specified in Section 3(c), and (ix) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any.

Securities Act: the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder which shall be in effect at the time.

Stockholders Agreement: the Stockholders Agreement, dated as of the date hereof, as the same may be amended from time to time, among the Company, the Kelso Stockholders and the Management Stockholders.

11.	Miscellaneous.

11.1    Rule 144, etc. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act relating to any class of equity securities, the Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, and shall take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the Commission. Upon the request of any holder of Registrable Securities, the Company shall deliver to such holder a written statement as to whether it has complied with such requirements.

11.2    Successors, Assigns and Transferees. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns under this Section 11.2. The provisions of this Agreement which are for the benefit of a holder of Registrable Securities shall be for the benefit of and enforceable by any transferee of such Registrable Securities; provided that (i) such transferee acquires such Registrable Securities in accordance with all of the terms of the Stockholders Agreement and this Agreement and pursuant to an express assignment from the transferor, and (ii) such transferee executes a joinder agreement agreeing to be bound by all of the transferor’s obligations hereunder, including, without limitation, Section 5 hereof, copies of which shall have been delivered to the Company (each such transferee, a “Permitted Transferee”). Notwithstanding anything herein to the contrary, the Management Stockholders must exercise all rights hereunder on behalf of any of their Permitted Transferees and all other parties hereto shall be entitled to deal exclusively with the Management Stockholders and rely on the consent, waiver or any other action by the Management Stockholders as the consent, waiver or other action, as the case may be, of any such Permitted Transferees of such Management Stockholders.

11.3    Stock Splits, etc. Each holder of Registrable Securities agrees that it will vote to effect a stock split, reverse stock split, recapitalization or combination with respect to any Registrable Securities in connection with any registration of any Registrable Securities hereunder, or otherwise, if (i) the managing underwriter shall advise the Company in writing (or, in connection with an offering that is not underwritten, if an investment banker shall advise the Company in writing) that in its opinion such a stock split, reverse stock split, recapitalization or combination would facilitate or increase the likelihood of success of the offering, and (ii) such stock split, reverse stock split, recapitalization or combination does not impact the respective ownership percentages of each such holder of Registrable Securities in the Company.

The Company shall cooperate in all respects in effecting any such stock split, reverse stock split, recapitalization or combination.

11.4    Amendment and Modification. This Agreement may be amended, modified or supplemented by the Company with the written consent of the Kelso Stockholders and, if applicable, a majority (by number of shares) of the Stockholders (excluding the Kelso Stockholders) if the interests of the Stockholders (excluding the Kelso Stockholders) would be materially and adversely affected by such amendment, modification or supplement; provided that the interests of any existing Stockholders shall not be materially and adversely affected by an amendment, modification or supplement of this Agreement that provides for, or has the effect of providing for, an additional grant of demand registration rights or of piggyback registration rights with a lower or the same priority as the rights held by such existing Stockholders, as long as any such grant of piggyback registration rights with the same priority are pari passu with those held by such existing Stockholders.

11.5    Additional Stockholders. Notwithstanding anything in this Agreement to the contrary, the Company may, (i) admit to this Agreement any additional Management Stockholders who become holders of Common Stock upon exercise of options and (ii) with the consent of the Kelso Stockholders (and only the consent of the Kelso Stockholders), admit additional Stockholders to this Agreement; provided, in each case, that any such Stockholder has become a party to the Stockholders Agreement and executes and delivers to the Company a joinder agreement to this Agreement in a form to be prescribed by the Company and such other agreements or documents as may reasonably be requested by the Company.

11.6    Governing Law, etc. This Agreement and the rights and obligations of the parties hereunder and the Persons subject hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

11.7    Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

11.8    Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally,
(b)mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery, (d) sent by fax or (e) sent by email with a response confirming receipt, as follows:

(i)	If to the Company: Roadhouse Holding Inc.
3011 Armory Drive, Suite 300
Nashville, TN 37204 Attention: Amy Bertauski Facsimile No.: (615) 885-9057
Email: amyb@logansroadhouse.com
with copies to (which shall not constitute notice): Kelso & Company
320 Park Avenue, 24th Floor
New York, New York 10022 Attention: James J. Connors II, Esq. Facsimile No.: (212) 751-3939 Email: jconnors@kelso.com

and

Debevoise & Plimpton LLP 919 Third Avenue
New York, New York 10022 Attention: Margaret A. Davenport, Esq. Facsimile No.: (212) 909-6836
Email: madavenport@debevoise.com

(ii)	If to either or both of the Kelso Stockholders: c/o Kelso & Company
320 Park Avenue, 24th Floor New York, New York 10022
Attention: James J. Connors II, Esq. Facsimile No.: (212) 751-3939 Email: jconnors@kelso.com with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP 919 Third Avenue
New York, New York 10022 Attention: Margaret A. Davenport, Esq. Facsimile No.: (212) 909-6836
Email: madavenport@debevoise.com

(iii)If to any other Stockholder, to the address set forth on such Stockholder’s signature page hereto, or the signature page of such Stockholder’s joinder agreement, as the case may be,

or to such other Person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered; provided that such delivery is confirmed.

11.9    Headings; Execution in Counterparts. The headings and captions contained herein are for convenience and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument.

11.10    Injunctive Relief. Each of the parties recognizes and agrees that money damages may be insufficient and, therefore, in the event of a breach of any provision of this Agreement the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which such party may have. Each Stockholder irrevocably submits to the nonexclusive jurisdiction of the state and federal courts in New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof. Each Stockholder hereby consents to service of process made in accordance with Section 11.8.

11.11    Term. This Agreement shall be effective as of the date hereof and shall continue in effect thereafter until the earlier of (a) its termination by the consent of the parties hereto or their respective successors in interest and (b) the date on which no Registrable Securities remain outstanding; provided that, the parties’ respective rights and obligations under Section 8 shall survive the termination of this Agreement.

11.12    Further Assurances. Subject to the specific terms of this Agreement, each of the Company and the Stockholders shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

11.13    No Third Party Beneficiaries. Except as provided in Section 7 with respect to indemnified parties, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder.

11.14    Entire Agreement. This Agreement, the Stockholders Agreement, the Subscription Agreements (as defined in the Stockholders Agreement) and any agreements entered into in connection with any of the foregoing constitute the entire agreement and the understanding of the parties hereto with the matters referred to herein. This Agreement and the agreements referred to in the preceding sentence supersede all prior agreements and understandings between the parties with respect to such matters.

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto and shall be effective as of the date first above written.

ROADHOUSE HOLDING INC.

By: /s/ George T. Vogel
Name: George T. Vogel
Title: CEO/ President

KELSO INVESTMENT ASSOCIATES VIII, L.P.

By: Kelso GP VIII, L.P. its general partner By: Kelso GP VIII, LLC its general partner

By:	__
Name:    James J. Connors II, Esq. Title:    Managing Member

KEP VI LLC

By:        __

Name: Title:

James J. Connors II, Esq. Managing Member

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto, and shall be effective as of the date first above written.

ROADHOUSE HOLDING INC.

By:	_ Name:
Title:

KELSO INVESTMENT ASSOCIATES VIII, L.P.

By: Kelso GP VIII, L.P., its general partner
By: Kelso GP VIII, LLC, its general partner

By: /s/ James J. Conners II    _
Name: James J. Conners II, Esq.
Title: Managing Member

KEV VI, LLC

By: /s/ James J. Conners II    _
Name: James J. Conners II, Esq.
Title: Managing Member